Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

BY AND AMONG

MATTRESS FIRM, INC.,

FS EQUITY PARTNERS V, L.P.,

FS AFFILIATES V, L.P.,

CARLYLE MEZZANINE PARTNERS, L.P.,

BLACKROCK KELSO CAPITAL CORPORATION,

AEA MEZZANINE (UNLEVERAGED) FUND LP,

AEA MEZZANINE FUND LP,

AEA MEZZANINE FUNDING LLC,

AEA MEZZANINE FUNDING B LLC,

MICHAEL GLAZER, ELAINE CROWLEY, DAN YOUNKMAN

AND

FS EQUITY PARTNERS V, L.P., SELLER REPRESENTATIVE

April 9, 2012

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

EXHIBITS

Exhibit A                                             Definitions and Interpretations

Exhibit B                                             Escrow Agreement

Exhibit C                                             Sellers; Pro Rata Share; Distribution Allocation

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into this 9th day of April 2012, by and among Mattress Firm, Inc., a Delaware corporation (the “Buyer”), and FS Equity Partners V, L.P., FS Affiliates V, L.P., Carlyle Mezzanine Partners, L.P., BlackRock Kelso Capital Corporation, AEA Mezzanine (Unleveraged) Fund LP, AEA Mezzanine Fund LP, AEA Mezzanine Funding LLC, AEA Mezzanine Funding B LLC, Michael Glazer, Elaine Crowley, Dan Younkman (each, a “Seller” and collectively, the “Sellers”), and FS Equity Partners V, L.P., in its capacity as Seller Representative.  The Sellers and the Buyer may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Sellers, collectively, own all of the issued and outstanding shares of capital stock (the “Shares”) of MGHC Holding Corporation, a Delaware corporation (the “Holding Company”);

WHEREAS, the Holding Company indirectly owns all of the issued and outstanding shares of capital stock of Mattress Giant Corporation, a Texas corporation (the “Operating Company”);

WHEREAS, the Operating Company is engaged in the retail sale of mattresses, bedding and related products (the “Business”); and

WHEREAS, the Buyer desires to acquire from the Sellers all of the Shares on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1                               Definitions.  Unless otherwise expressly provided to the contrary in this Agreement, capitalized terms used herein shall have the meanings set forth in Exhibit A hereto.

1.2                               Interpretation.  Unless otherwise expressly provided to the contrary in this Agreement, this Agreement shall be interpreted in accordance with the provisions set forth in Exhibit A hereto.

ARTICLE II
THE TRANSACTION

2.1                               Sale and Purchase of the Shares.  Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Closing each of the Sellers shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from each Seller, all of such Seller’s right, title and interest in and to the Shares set forth opposite such Seller’s name on Exhibit C.

2.2                               Purchase Price; Closing Date Payment.

(a)                                 The aggregate consideration to be paid by the Buyer to the Sellers in connection with the purchase by the Buyer of the Shares shall be an amount equal to $47,000,000 less (i) the Closing Debt, less (ii) the Store Reduction Amount, less (iii) the Excluded Liabilities Amount, less (iv) the Transaction Bonuses and Transaction Expenses not paid prior to Closing, less (v) the aggregate Option Cancellation Payments, plus (vi) the New Store Costs, less (vii) the Final Past Due A/P Amount, less (viii) the Divested Obligations Amount, and plus (ix) the Rent Adjustment Amount, as increased or decreased pursuant to the purchase price adjustments set forth in Section 3.3 of this Agreement (collectively, the “Purchase Price”).

(b)                                 At Closing, the Buyer shall pay the Sellers the Closing Date Payment, allocated among and paid to the Sellers in accordance with their Pro Rata Share.

2.3                               Options.  At the Closing, the Buyer shall provide funds to the Operating Company sufficient to permit the Operating Company to pay at Closing directly to each Optionholder the amount set forth for such Optionholder on Exhibit C (each, an “Option Cancellation Payment”), if any, as consideration for the cancellation and termination of each such Optionholder’s Stock Options.  Each Option Cancellation Payment shall be made by delivery of an Operating Company check payable to the Optionholder to which any such payment relates, less any Taxes required to be withheld with respect to any such payment.  Schedule 2.3 sets forth the (i) name of each Optionholder, (ii) number of shares of Common Stock subject to the Stock Options, (iii) applicable Option Strike Prices, (iv) total amount of the Option Cancellation Payments due to each Optionholder, (v) percentage each Optionholder’s Option Cancellation Payments represents of the aggregate Option Cancellation Payments and (vi) the portion of the Options that will be vested and unvested as of the Closing.  At the Closing, all Stock Options to purchase capital stock of the Company (regardless of whether such options are vested and exercisable) shall be cancelled.  In addition, each Optionholder may also be entitled to receive a portion of any release to Sellers and Optionholders of the General Escrow Amount, the Un-Finalized Excluded Liabilities Escrow Amount or the Lease Consent Escrow Fund, in an amount equal to their Distribution Allocation.  Payments to be made to Optionholders pursuant to the provisions of this Agreement, including from the General Escrow Amount, the Un-Finalized Excluded Liabilities Escrow Amount or the Lease Consent Escrow Fund or pursuant to any covenants set forth in ARTICLE II or ARTICLE III, will be made in accordance with the most recent payment instructions delivered to the Buyer by the applicable Optionholder or through an appropriate payroll vendor.  All withholding Taxes of the Optionholders that are required to be withheld, upon the release to the Optionholders of any portion of the General Escrow Amount, the Un-Finalized Excluded Liabilities Escrow Amount or the Lease Consent Escrow Fund shall, prior to the release of such portion to the Optionholders, be deducted from the payments to the Optionholders and paid over to the Company for further payment to the appropriate Governmental Authorities as required by applicable Law.

2.4                               Payment of Transaction Bonuses and Transaction Expenses.  At the Closing, the Buyer shall fund the Operating Company sufficient to permit the Operating Company to pay at Closing directly to each applicable payee the Transaction Bonuses and estimated Transaction Expenses.  The Holding Company shall specify in writing, at least three (3) Business Days prior to the Closing, the account or accounts of the applicable payees to which payment should be made and the portion of such Transaction Bonuses or Transaction Expenses to be paid to each applicable payee.  The Operating Company shall pay such portion of the Transaction Bonuses and Transaction Expenses, in each case, less any Taxes required to be withheld with respect to any such payment, to the applicable payees at the Closing.  The Buyer shall cause any Taxes in respect of any Transaction Bonuses or Transaction Expenses withheld from the recipients thereof to be timely paid to or deposited with the applicable Governmental Authority.

ARTICLE III
PURCHASE PRICE ADJUSTMENTS

3.1                               Closing Date Payment Calculation; Post-Closing Net Working Capital Adjustment.

(a)                                 No later than two (2) Business Days prior to the Closing, Seller Representative shall prepare and deliver to the Buyer a schedule (the “Pre-Closing Statement”) reflecting Seller Representative’s good faith computation of all of the components of the Closing Date Payment, including Net Working Capital at Closing (“Estimated Closing Net Working Capital”).  Estimated Closing Net Working Capital and the other components of the Pre-Closing Statement shall be prepared in conformity with GAAP applied using, and as modified by,  the accounting methods, policies, practices, principles and procedures set forth on Schedule 3.1(a) (the “Accounting Assumptions”).  If the Estimated Closing Net Working Capital is less than the Working Capital Target, the Purchase Price and the Closing Date Payment shall be adjusted downward, dollar for dollar by the amount of such difference and if such Estimated Net Working Capital is greater than the Working Capital Target, the Purchase Price and the Closing Date Payment shall be adjusted upward dollar for dollar by the amount of such excess.  Schedule 3.1(a) sets forth an illustrative calculation of the Working Capital Target.

(b)                                 Within sixty (60) days after the Closing Date, the Buyer shall prepare and deliver to Seller Representative an unaudited consolidated balance sheet of the Companies as of 11:59 p.m. on the day immediately prior to the Closing Date (the “Closing Balance Sheet”) and a schedule (the “Post-Closing Statement”) setting forth in reasonable detail its calculation of (i) the Purchase Price, (ii) the Closing Debt, (iii) the Store Reduction Amount, (iv) the New Store Costs, (v) the Transaction Expenses, (vi) the Rent Adjustment Amount and (vii) the Net Working Capital based on the Closing Balance Sheet and the provisions of this Agreement, including Schedule 3.1(a) (the “Final Net Working Capital”).  The Closing Balance Sheet shall be prepared in accordance with GAAP applied using, and as modified by, the Accounting Assumptions.

(c)                                  The Buyer shall cause the Companies to provide Seller Representative and its designees reasonable and timely access to all materials, books and records, work papers and personnel of the Companies and their independent accountants as Seller Representative requests to verify the Closing Balance Sheet, the Post-Closing Statement and the amount of the Final Net Working Capital.  The calculation of the Final Net Working Capital and the Closing Balance Sheet and the Post-Closing Statement submitted by the Buyer to Seller Representative shall become final and binding upon the Parties thirty (30) days after Seller Representative’s receipt thereof (the “Review Period”), unless Seller Representative, within the Review Period, provides written notice to the Buyer disputing the amount of the Final Net Working Capital or the Closing Balance Sheet or the Post-Closing Statement and stating in reasonable detail each disputed item in the Final Net Working Capital, the Closing Balance Sheet or the Post-Closing Statement (the “Protest Letter”), in which case the Final Net Working Capital, the Closing Balance Sheet and the Post-Closing Statement shall not be binding upon the Parties and such dispute shall be resolved pursuant to Section 3.1(d).

(d)                                 After the receipt of the Protest Letter by the Buyer, the representatives of Seller Representative and the Buyer shall meet by telephone, or at a mutually agreeable location, to discuss and attempt to reconcile their differences with respect to the disputed items set forth in the Protest Letter (the “Disputed Items”).  If the representatives of Seller Representative and the Buyer are unable to mutually resolve one or more Disputed Items within fifteen (15) days after receipt of the Protest Letter by the Buyer, then either Seller Representative or the Buyer may submit such Disputed Items for resolution to a mutually agreed nationally recognized accounting firm (such firm, the “Arbiter”), which will be engaged to resolve such Disputed Items; provided, that if the Parties cannot mutually agree upon an Arbiter, such Arbiter shall be jointly selected by the accounting firm proposed by Seller Representative and the accounting firm proposed by the Buyer.  The Arbiter: (i) will be jointly engaged by the Buyer and the Sellers; (ii) will be provided, within ten (10) Business Days of accepting the engagement, with a definitive written statement from Seller Representative and the Buyer of their respective positions with respect to the unresolved Disputed Item(s); (iii) will be advised in the engagement letter that the Parties accept the Arbiter as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the unresolved Disputed Item(s); (iv) will be granted reasonable access to all materials, books and records, workpapers and personnel of the Companies and of their independent accountants; and (v) will have thirty (30) days to carry out a review,  interview the Buyer’s representatives and the Sellers’ representatives and prepare a written statement of its decision regarding the unresolved Disputed Item(s) and its determination of the Final Net Working Capital and the components of the Post-Closing Statement based upon its decision regarding such Disputed Item(s).  For the avoidance of doubt, the Arbiter shall not be requested to, nor shall the Arbiter make any determination, with respect to any item reflected in the Closing Balance Sheet or the Post-Closing Statement that is not a Disputed Item submitted to the Arbiter in accordance with this Section 3.1(d).  The determination of the Arbiter for any Disputed Item cannot be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item by the Buyer or Seller Representative, as applicable.  The Arbiter shall be bound by the principles set forth in this Section 3.1(d), including without limitation, use of the Accounting Assumptions to make its determination.  Seller Representative and the Buyer will each be afforded the opportunity to present to the Arbiter any material such Party deems relevant to the determination.  The decision of the Arbiter shall be final and binding upon the Parties and shall be in substitution for and precludes the bringing of any Actions in any court in connection with the resolution of any Disputed Item(s) under this Section 3.1(d).  The fees and expenses of the Arbiter incurred in resolving the Disputed Items(s) shall be shared equally by the Buyer, on the one hand, and the Sellers and Optionholders, out of the General Escrow Amount on the other hand.

3.2                               Adjustments.  The Parties agree that the Closing Date Payment shall be adjusted (a) upward or downward, on a dollar for dollar basis, to the extent that the Final Net Working Capital is greater than or less than the amount of the Estimated Closing Net Working Capital in the Pre-Closing Statement, (b) upward or downward, on a dollar for dollar basis, to the extent that the Closing Debt is less than or greater than the estimate of the Closing Debt reflected in the Pre-Closing Statement, (c) upward or downward, on a dollar for dollar basis, to the extent that the Store Reduction Amount is less than or greater than the estimate of the Store Reduction Amount reflected in the Pre-Closing Statement, (d) upward or downward, on a dollar for dollar basis, to the extent that the New Store Costs are less than or greater than the estimate of the New Store Costs reflected in the Pre-Closing Statement, (e) upward or downward, on a dollar for dollar basis, to the extent that the Transaction Expenses are less than or greater than the estimate of the Transaction Expenses reflected in the Pre-Closing Statement and (f) upward or downward, on a dollar for dollar basis, to the extent that the Rent Adjustment Amount is less than or greater than the estimate of the Rent Adjustment Amount reflected in the Pre-Closing Statement ; provided, however, that such adjustments to the Closing Date Payment will not double count any amounts used in determining the Purchase Price.  The Purchase Price, as adjusted pursuant to this Section 3.2, is referred to as the “Post-Adjustment Purchase Price”.

3.3                               Final Payment.  On the fifth (5th) Business Day after the final determination of the Final Net Working Capital, the Closing Balance Sheet and the Post-Closing Statement is made pursuant to Section 3.1:

(a)                                 if the Post-Adjustment Purchase Price is less than the Closing Date Payment, then Seller Representative and the Buyer shall jointly instruct the Escrow Agent to deliver to the Buyer from the General Escrow Amount an amount equal to the difference and if the General Escrow Amount is insufficient to cover such difference, the Sellers and Optionholders shall reimburse the Buyer for any unpaid amount in accordance with their Distribution Allocation; and

(b)                                 if the Post-Adjustment Purchase Price is greater than the Closing Date Payment, then the Buyer shall pay to the Sellers and Optionholders, by wire transfer of immediately available funds to the accounts designated in writing by Seller Representative, an aggregate amount equal to the difference in accordance with their Distribution Allocation.

3.4                               New Seller Facilities.  Schedule 3.4(a) sets forth all real property leased by the Companies as of December 31, 2011 (collectively, the “Seller Facilities”).  If, in the ordinary course of business, since December 31, 2011 and through the Closing Date, the Companies have incurred or paid costs in connection with the opening (whether or not consummated as of the Closing Date) of new stores that are not listed on Schedule 3.4(a) (each, a “New Seller Facility”), the Purchase Price shall be increased by the aggregate amount of all reasonable, out-of-pocket costs incurred or paid by the Companies in connection with the opening (whether or not consummated as of the Closing Date) of such New Seller Facility, as evidenced by documentation in form reasonably satisfactory to the Buyer, since December 31, 2011 through the Closing Date (such reimbursed costs, collectively, the “New Store Costs”).  For avoidance of doubt, such costs incurred or paid in connection with the New Seller Facilities set forth on Schedule 3.4(b) shall be included in New Store Costs as well as such costs incurred or paid in connection with the any other New Seller Facilities as determined in the Buyer’s reasonable discretion.

3.5                               Store Closings.  Except as provided in Schedule 3.5, if any Seller Facility is closed prior to the Closing Date, the Purchase Price shall be reduced by an aggregate amount (the “Store Reduction Amount”) equal to (a) $311,575 for each closed Seller Facility in the Houston metropolitan area, the Dallas metropolitan area, the Miami metropolitan area or southwest Florida, plus (b) $112,500 for each closed Seller Facility in the Jacksonville metropolitan area, plus (c) $163,500 for each closed Seller Facility in the Orlando metropolitan area, plus (d) $62,900 for each closed Seller Facility in the Tampa metropolitan area; provided that the Seller Facilities listed on Schedule 3.5, if closed prior to Closing, shall not be included in the calculation of the Store Reduction Amount.

3.6                               Lease Adjustments.  If, at any time on or prior to the eighteen (18) month anniversary of the Closing Date, the Buyer is required under the terms of a Lease or any Former Lease to pay any additional amounts under such Lease or Former Lease as a year-end adjustment, the Sellers shall reimburse the Buyer for a pro rata amount of such year-end adjustment allocated to the portion of such year ending on the Closing Date or, in respect of any Former Lease, all of such year-end adjustment (each, a “Seller Lease Adjustment”).  Additionally, if, at any time on or prior to the eighteen (18) month anniversary of the Closing Date, the Buyer is required to pay any deficiencies in rental payments in respect of a Lease relating to any period ending on or prior to the Closing Date or any Former Lease, the Sellers shall reimburse the Buyer for the amount of such deficiency payment and any fees or penalties assessed by any landlord in connection therewith (collectively, such deficiencies, fees and penalties, the “Short Lease Payments”).  If the Sellers dispute the amount of any Seller Lease Adjustment or Short Lease Payment, the Sellers and the Buyer shall jointly negotiate such additional amounts with the applicable landlord and the amount of any Seller Lease Adjustment or Short

Lease Payment shall not be finalized with a landlord without the prior written approval of Seller Representative, which shall not be unreasonably withheld or delayed.  After final resolution of the amount owed by the Sellers as provided in this Section 3.6, Seller Representative and the Buyer shall jointly instruct the Escrow Agent to deliver to the Buyer from the General Escrow Amount an amount equal to the amount of such Seller Lease Adjustment or Short Lease Payment.  The Sellers shall not be obligated to the Buyer for any Seller Lease Adjustment, or portion thereof, or Short Lease Payment, or portion thereof, that exceeds the General Escrow Amount.  The amount of any credits under a Lease or any Former Lease attributable to the portion of a lease term ending on or prior to the Closing Date (each, a “Lease Credit”) received by the Buyer shall be deposited into the Escrow Account by the Buyer and shall constitute part of the General Escrow Amount.

3.7                               Excluded Liabilities.

(a)                                 The Purchase Price shall be reduced at Closing by the Excluded Liabilities Amount for the liabilities set forth on Schedule 3.7 (collectively, the “Excluded Liabilities”).

(b)                                 The Buyer shall, or shall cause the Companies to, pay all Excluded Liabilities at Closing or in accordance with their terms, if such terms require later payment.

(c)                                  The “Excluded Liabilities Amount” shall be an amount equal to (a) all unpaid amounts owed in respect of any Excluded Liability as set forth in a final executed settlement agreement applicable to such Excluded Liability, which settlement agreement shall contain a full release of the Companies and their affiliates and shall be executed by all parties thereto prior to the Closing Date set forth on Schedule 3.7, plus (b) the estimated amounts for each of the Excluded Liabilities set forth on Schedule 3.7 for which such a final executed settlement agreement is not available on the Closing Date (such Excluded Liabilities, the “Un-Finalized Excluded Liabilities”), plus (c) the estimated amount as set forth on Schedule 3.7 of all costs and expenses (other than internal management or internal legal charges), including reasonable attorney’s fees, incurred by the Companies in connection with the settlement of any Excluded Liabilities, including, in respect of the Un-Finalized Excluded Liabilities, in each case less any amounts actually paid by the Operating Company after the date hereof and prior to Closing in respect of any such Excluded Liability.  The Operating Company shall provide evidence of payment reasonably satisfactory to Buyer prior to Closing.

(d)                                 If the actual amount paid by any Company to settle or resolve an Un-Finalized Excluded Liability, or to satisfy a final judgment in respect of an Un-Finalized Excluded Liability, including the reasonable costs and expenses paid by the Companies to defend or settle an Un-Finalized Excluded Liability (other than internal management or internal legal charges) (the “Costs”) is less that the amount deducted from the Purchase Price pursuant to this Section 3.7 in respect of such Un-Finalized Excluded Liability, then the Buyer shall promptly pay to the

Sellers and to Seller Representative on behalf of the Optionholders, by wire transfer of immediately available funds to the accounts designated in writing by Seller Representative, an aggregate amount equal to the difference in accordance with their Distribution Allocation.

(e)                                  The Buyer shall keep Seller Representative reasonably informed as to the status of any proceeding or negotiation with respect to the Un-Finalized Excluded Liabilities.  The Buyer shall deliver to the Seller Representative copies of any and all pleadings, material notices or other significant documents or correspondence received or given by the Buyer or any Company relating to the Un-Finalized Excluded Liabilities.  The Buyer shall consult with Seller Representative in respect of all major decisions relating to any such proceeding or negotiation.  Any settlement of an Un-Finalized Excluded Liability shall be subject to the approval of Seller Representative, which approval shall not be unreasonably withheld, conditioned or delayed.

(f)                                   The Buyer shall present reasonable documentation to Seller Representative for all Costs for which indemnification is sought under Section 9.1(a)(iii).  No claim may be made against the Un-Finalized Excluded Liabilities Escrow Amount for Costs unless such Costs exceed the amount withheld from the Purchase Price in respect of an Un-Finalized Excluded Liability and have been paid or become due and owing prior to the two year anniversary of the Closing Date.  Claims for payment from the Un-Finalized Excluded Liability Escrow Amount for Costs shall be made at the end of each calendar quarter by written notice to Seller Representative; provided that the failure to make claims for Costs during such calendar quarter shall not act as a waiver of the Buyer’s right to indemnification for such Costs so long as the claim is made prior to the two year anniversary of the Closing Date.

3.8                               Past Due Accounts Payable.  Schedule 3.8 sets forth certain identified accounts payable of the Companies (collectively, the “Past Due A/P”) and the full amount of such past due accounts payable at March 3, 2012 (collectively, the “Past Due A/P Amount”).  At Closing, the Purchase Price shall be reduced by the Past Due A/P Amount, less any amounts actually paid by the Operating Company after March 3, 2012 and prior to Closing with respect to the Past Due A/P Amount.  The Operating Company shall provide evidence of payment reasonably satisfactory to Buyer prior to the Closing.

3.9                               Expense Amounts.  At the Closing, the Buyer shall deposit, as part of the Closing Date Payment, cash in an amount equal to $200,000 (the “Seller Expense Amount”) into an account designated by Seller Representative.  The Seller Expense Amount shall be used to fund any expenses incurred by Seller Representative in the performance of its duties and obligations hereunder.  The Seller Expense Amount will be held by Seller Representative until such date as Seller Representative determines, in its sole discretion, that the Sellers shall have no further expenses to be incurred in connection with the transactions contemplated by this Agreement.  Any portion of the Seller Expense Amount remaining after such date shall be paid by Seller Representative to each Seller and Optionholder in accordance with its Distribution Allocation.

3.10                        Divested Assets.  At Closing, the Purchase Price shall be reduced by the amount (the “Divested Obligations Amount”) of the outstanding accrued Liabilities of any Company arising out of or relating to prior divestitures of assets of the Companies, which amount is set forth on Schedule 3.10, less any amounts actually paid by the Operating Company after the date hereof and prior to Closing with respect to the Divested Obligation Amount.  If, at any time after the Closing, a Company receives a release of escrowed or holdback funds or any other payment pursuant to the terms of any agreement relating to such prior divestitures, the Buyer shall remit such funds or payment to the Sellers and to Seller Representative on behalf of the Optionholders within five (5) Business Days of receipt of such released funds or payment; provided, that if the Companies have incurred Damages in excess of the Divested Obligations Amount as of the date of receipt of any such released funds or payment as a result of such prior divestitures that are not addressed in another section of this Agreement the Buyer may offset the released funds or payment remitted to the Sellers by the amount of such excess.

3.11                        Credit Card Reserve Holdbacks.  Schedule 3.11 sets forth the amount of credit card reserve holdbacks of the Company (collectively, the “Reserve Holdback”).  The Buyer shall use its Commercially Reasonable Efforts to obtain a prompt release of the credit card holdbacks from the Companies’ credit providers.  Upon receipt of all or a portion of any such credit card holdback from a credit provider, the Buyer shall promptly remit such released amount to the Sellers and to the Seller Representative on behalf of the Optionholders. The Buyer shall keep Seller Representative reasonably informed as to the status of any negotiation with respect to any release of the Reserve Holdback.

ARTICLE IV
CLOSING

4.1                               Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Buyer’s counsel in Houston, Texas (or such other location as may be agreed by the Parties) at 9:00 a.m. on May 3, 2012, subject to the satisfaction or waiver of the conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or on such other date and time as the Parties may agree (the “Closing Date”).  For convenience, the Parties agree that the Closing may take place by the exchange of electronic signatures to the Closing documents and delivery of the Closing Payment by wire transfer, followed by the mailing of executed originals of the Closing documents, without the need for a face to face meeting.

4.2                               Closing Conditions to Each Party’s Obligations.  The respective obligations of the Sellers and the Buyer to consummate the sale and purchase of the Shares at the Closing shall be subject to the following conditions:

(a)                                 There must not be issued and in effect any Law or Order restraining or prohibiting the consummation of the Contemplated Transactions.

4.3                               Closing Conditions to the Buyer’s Obligations.  Without limiting Section 4.2, the obligations of the Buyer to consummate the purchase of the Shares at the Closing shall be subject to the following conditions:

(a)                                 There must not be pending or threatened in writing any Action by or before any Governmental Authority, arbitrator, or mediator which shall seek to restrain, prohibit, invalidate, or collect material Damages arising out of the Contemplated Transactions.

(b)                                 The representations and warranties of the Sellers shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; provided, that representations and warranties that are qualified as to materiality shall be true and correct in all respects.

(c)                                  The Sellers shall have complied in all material respects with the covenants and agreements set forth herein that are to be performed or complied with by the Sellers on or before the Closing Date.

(d)                                 Since the date of this Agreement there shall have been no event, series of events, or the lack of occurrence thereof which, singularly or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Companies, taken as a whole.

(e)                                  The Sellers shall have delivered the Payoff Letters and forms of UCC-3 termination statements relating thereto, which Payoff Letters shall authorize the Buyer to file such UCC-3 termination statements after the Closing.

(f)                                   The Sellers shall have delivered the audited financial statements of Mattress Giant Acquisition Corporation and its consolidated subsidiaries for the fiscal year ended December 31, 2011.  Such financial statements shall be prepared in accordance with GAAP, consistently applied throughout the periods covered thereby and shall be consistent with the books and records of the Companies.

4.4                               Closing Conditions to the Sellers’ Obligations.  Without limiting Section 4.2, the respective obligations of the Sellers to consummate the sale of the Shares at the Closing shall be subject to the following conditions:

(a)                                 The representations and warranties of the Buyer shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; provided, that representations and warranties that are qualified as to materiality shall be true and correct in all respects.

(b)                                 The Buyer shall have complied in all material respects with the covenants and agreements set forth herein that are to be performed or complied with by it on or before the Closing Date.

4.5                               Deliveries and Actions by the Seller.  At the Closing, the Sellers shall deliver, or cause to be delivered, to the Buyer:

(a)                                 original stock certificates representing the Shares, which shall be duly endorsed for transfer or with stock powers affixed thereto executed in blank in proper form for transfer;

(b)                                 the original corporate minute books, corporate seals, stock transfer books and other corporate records of each Company;

(c)                                  Intentionally omitted;

(d)                                 a certificate, dated as of the Closing Date and duly executed by an authorized officer on behalf of each Seller, certifying the matters set forth in Sections 4.3(b), and 4.3(c);

(e)                                  an Escrow Agreement, substantially in the form of Exhibit B attached hereto (the “Escrow Agreement”), duly executed by the Sellers;

(f)                                   with respect to each Company, a certificate as to its good standing, existence, and qualification to do business in each applicable jurisdiction, certified by the Secretary of State of the applicable jurisdiction and dated within five (5) days of the Closing Date;

(g)                                  the resignation of each director and officer of each Company from all director and officer positions held thereby with such Company, in form and substance reasonably satisfactory to the Buyer, effective as of the Closing Date and duly executed by such director or officer; and

(h)                                 a certificate of each Seller conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2) stating that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code, in form and substance reasonably satisfactory to the Buyer, dated as of the Closing Date and duly executed by such Seller.

4.6                               Deliveries and Actions by the Buyer.  At the Closing, the Buyer shall deliver, or cause to be delivered:

(a)                                 to the Sellers, an aggregate amount equal to the Closing Date Payment by wire transfer of immediately available funds to the account(s) designated by Sellers in writing at least one Business Day prior to the Closing;

(b)                                 to the Escrow Agent, the General Escrow Amount and the Specified Lease Reimbursement Amount, if any, pursuant to Section 6.7, in each case, to be held in an Escrow Account and disbursed in accordance with the terms of the Escrow Agreement;

(c)                                  to the Escrow Agent, if any Un-Finalized Excluded Liabilities exist at Closing, the Un-Finalized Excluded Liabilities Escrow Amount to be held in an Escrow Account and disbursed in accordance with the terms of the Escrow Agreement;

(d)                                 to the lenders under the Loan Agreements, to an account designated in the Payoff Letter provided by Jefferies Finance LLC as Agent under the Credit Agreement dated August 2, 2006, as amended, on behalf of the lenders party thereto, the amount of Debt specified in such Payoff Letter (the “Debt Payoff Amount”);

(e)                                  to the Operating Company, an amount equal to the aggregate Option Cancellation Payments in accordance with Section 2.3;

(f)                                   to the Operating Company, an amount equal to the Transaction Bonuses for payment to the applicable recipients in accordance with Section 2.3;

(g)                                  to the Operating Company, for payment to the applicable payees, an amount equal to the estimated Transaction Expenses in accordance with Section 2.3;

(h)                                 to Seller Representative, an amount equal to the Seller Expense Amount;

(i)                                     to the Sellers, the Escrow Agreement duly executed by Buyer;

(j)                                    to the Sellers, a secretary’s certificate or certificates from the Buyer, which certifies as true, accurate, and complete, as of the Closing Date: (i) a copy of the resolutions of the board of directors of the Buyer, authorizing the execution, delivery, and performance of this Agreement and the ancillary agreements described therein, and the consummation by the Buyer of the transactions contemplated hereby and thereby; and (ii) the incumbency of the officer or officers authorized to execute on behalf of the Buyer, this Agreement and any ancillary agreements;

(k)                                 to the Sellers, a certificate, dated as of the Closing Date and duly executed by an authorized officer on behalf of the Buyer, certifying the matters set forth in Sections 4.4(a) and 4.4(b); and

(l)                                     to the Sellers, a certificate issued by the Secretary of State of the State of Delaware evidencing the existence and good standing of the Buyer, dated within five (5) days of the Closing Date.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

5.1                               Representations and Warranties of Each Seller.  Each Seller represents and warrants to the Buyer as to such Seller only, as follows:

(a)                                 Status of the Seller.  If such Seller is not an individual, such Seller is duly organized, validly existing and in good standing under the laws of the State of its formation and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business being conducted by such Seller requires such entity to be so qualified.

(b)                                 Authorization.  If such Seller is not an individual, such Seller has the necessary corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder.  If such Seller is an individual, such Seller has the requisite competence and capacity to enter into and deliver this Agreement and to perform his obligations hereunder.  The execution and delivery of this Agreement by the Seller and the performance by such Seller of its obligations hereunder have been duly authorized by all necessary action.  This Agreement and all ancillary agreements contemplated to be delivered hereunder constitute the legal, valid and binding obligations of such Seller enforceable against it in accordance with their terms except as enforceability may be limited or otherwise affected by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium, or other laws affecting creditors’ rights generally or by general principles of equity (regardless of whether the enforceability is considered a proceeding at law or in equity).

(c)                                  Noncontravention.  Neither the execution and the delivery of this Agreement by such Seller, nor the consummation by such Seller of the Contemplated Transactions will (with or without the giving of notices or the passage of time) (i) violate any applicable Law or Order of any Governmental Authority to which such Seller is subject or, in respect of any Seller that is not an individual, any provision of its certificate of incorporation or bylaws (or other Organizational Documents) or (ii) except as set forth in Schedule 5.1(c), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract, real property lease or other arrangement to which such Seller is a party or by which such Seller is bound which (in the case of clause (ii) only) could adversely affect the consummation of the Contemplated Transactions or result in the imposition of any Encumbrance upon any of the assets of the Business.  Except as set forth in Schedule 5.1(c), such Seller does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of, any Governmental Authority or other third party in order for such Seller to consummate the Contemplated Transactions.

(d)                                 Title to Shares.  Such Seller is the sole record and beneficial owner of the Shares set forth opposite its name on Exhibit C and owns such Shares free and clear of all Encumbrances and restrictions on transfer, except for transfer restrictions created under the Securities Act of 1933, as amended (the “Securities Act”) or state securities Laws.  Except as set forth on Schedule 5.1(d), such Seller has not entered into and is not bound by any Commitment with respect to such Shares and is not a party to (i) any Contract (other than this Agreement) that could require such Seller to sell, convey, assign, otherwise transfer or Encumber any of such Shares, or any part or interest therein, or (ii) any voting trust, proxy, or other agreement or understanding with respect to voting any of such Shares.  Such Seller does not own, directly or indirectly, any Equity Interests, rights exercisable or convertible therefor, or Commitments to acquire Equity Interests in or to any Company other than such Shares.  Except as set forth on Schedule 5.1(d), such Seller is not a party to any Contract that restricts the right to sell, convey, assign, otherwise transfer or Encumber any of such Shares or any part thereof or interest therein.  Such Shares will be transferred to the Buyer at Closing free and clear of any Encumbrances, except for transfer restrictions created under the Securities Act or state securities Laws.

5.2                               Representations and Warranties Relating to the Companies.  Except as set forth in the Schedules, each of the Sellers, severally and not jointly, represents and warrants to the Buyer, as follows:

(a)                                 Capitalization.

(i)                                     The authorized capital stock of the Holding Company consists solely of 3,000,000 shares of common stock, par value $.001 per share (the “Common Stock”), of which 1,722,500 are issued and outstanding.  There are no shares of preferred stock of the Holding Company authorized or outstanding.  The Shares have been duly authorized and are validly issued, fully paid, and non-assessable, and were issued free of preemptive rights and in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities Laws, or pursuant to valid exemptions therefrom.

(ii)                                  Except as set forth in Schedule 5.2(a)(ii), none of the Companies has any direct or indirect subsidiary or owns an Equity Interest in any other Person.  All of the Equity Interests identified on Schedule 5.2(a)(ii) have been duly authorized and are validly issued, fully paid, and non-assessable, and were issued free of preemptive rights and in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities Laws, or pursuant to valid exemptions therefrom.

(iii)                               Except as set forth in Schedule 5.2(a)(iii), there are no outstanding Commitments of any kind obligating any Company (i) to issue, deliver or sell, or cause to be issued, delivered or sold, Equity Interests in such Company or any securities or obligations convertible into or exchangeable therefor, or (ii) to grant, extend, or enter into any such Commitment, and, as of the Closing Date, the Commitments set forth in Schedule 5.2(a)(iii) will be terminated, void and of no further force or effect.  There are no other Commitments with respect to the Equity Interests in any Company, except as may be contained in this Agreement.  Except as set forth on Schedule 5.2(a)(iii), there are no Contracts with respect to (or which affect) the voting, giving of written Consents with respect to the voting, transfer, conversion, issuance, or registration, of the Equity Interests in any Company.  There are no outstanding obligations of any Company to redeem, repurchase, or otherwise acquire any of its Equity Interests, and the consummation of the Contemplated Transactions will not trigger any such obligation.  Except as set forth on Schedule 5.2(a)(iii), no stock plan, stock purchase, stock option or other agreement or understanding between any Company and any holder of any Equity Interests in such Company, or rights exercisable or convertible therefor, provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the consummation of the Contemplated Transactions.

(iv)                              Exhibit C sets forth the true and correct Distribution Allocation for each Optionholder.

(b)                                 Charter Documents and Books.  The Sellers have furnished the Buyer with true, correct and complete copies of the Organizational Documents, and all written evidence of actions taken, to the extent such written evidence exists, by the board of directors (or other governing body) of each Company.

(c)                                  Entity Status.  Each Company is a corporation, limited liability company or limited partnership, as the case may be, duly organized, validly existing, and in good standing under the Laws of the State of its formation, as set forth in Schedule 5.2(c). There is no pending or, to the Sellers’ knowledge, threatened Action for the dissolution, liquidation, insolvency, or rehabilitation of any Company.  Schedule 5.2(c) sets forth each of the jurisdictions where each Company is qualified to conduct its business as a foreign corporation.  Each Company is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required, except as would not have a Material Adverse Effect.  Each Company has the requisite corporate, limited liability or limited partnership power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted.  Schedule 5.2(c) sets forth a true and complete list of the members of the board of directors, managers, partners and officers of each Company.

(d)                                 Financial Information.

(i)                                     The Sellers have delivered to the Buyer true, correct and complete copies of the following financial statements (collectively, the “Company Financial Statements”):

(A)                               the audited balance sheets and statements of income and cash flows of Mattress Giant Acquisition Corporation and its consolidated subsidiaries as of and for the fiscal years ended December 31, 2010 and 2009;

(B)                                the unaudited balance sheets and statements of income and cash flows of Mattress Giant Acquisition Corporation and its consolidated subsidiaries as of and for the fiscal year ended December 31, 2011;

(C)                                the unaudited balance sheets and statements of income of the Holding Company as of and for the fiscal years ended December 31, 2011 and 2010;

(D)                               the unaudited balance sheet (the “Interim Balance Sheet”) and statements of income of Mattress Giant Acquisition Corporation and its consolidated subsidiaries as of March 3, 2012 (the “Interim Balance Sheet Date”) and for the two month period then ended (the “Interim Financial Statements”); and

(E)                                 the unaudited balance sheet and statements of income of the Holding Company as of March 3, 2012 and for the two month period then ended.

(ii)                                  Except as set forth on Schedule 5.2(d)(ii), the Company Financial Statements (i) present fairly in all material respects the financial condition and results of operations of the applicable Companies on a consolidated basis as of the dates and for the periods indicated, (ii) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby (subject in the case of the unaudited December 31, 2011 financial statements and the interim Company Financial Statements to the absence of footnotes and to normal year end and periodic reclassification and adjustments), and (iii) are consistent with the books and records of the Companies.

(iii)                               Schedule 5.2(d)(iii) sets forth (a) the annual net sales for each Seller Facility for each calendar year commencing January 1, 2010 and (b) year-to-date net sales for each Seller Facility and New Seller Facility for the period commencing January 1, 2012 and ending on March 3, 2012 (collectively, the “Sales Information”), or for such shorter period as the Companies have been in possession of such New Seller Facility.  The Sales Information has been prepared on a basis consistent with the audited Company Financial Statements and from the books and records of the Companies.

(e)                                  Assets.

(i)                                     Except as set forth on Schedule 5.2(e)(i), each of the Companies has good and marketable title to, or a valid leasehold interest in, all of the material tangible personal property assets owned or leased by the Companies and set forth on the Interim Balance Sheet, other than tangible personal property assets that have been sold or disposed of in the ordinary course of business since the Interim Balance Sheet Date, in each case free and clear of all Encumbrances other than Permitted Encumbrances.

(ii)                                There are no outstanding agreements or options to sell which grant to any person or entity the right to purchase or otherwise acquire any of such tangible assets.  No third party, including any Affiliate of a Seller, owns or has an interest in any equipment, supplies, personal property or other tangible assets used in the Business, other than Encumbrances on assets provided under leases in the ordinary course of business.

(f)                                    Contracts.

(i)                                     Schedule 5.2(f)(i) lists the following Contracts to which any Company is a party (collectively, the “Material Contracts”) as of the date hereof:

(A)                              any (1) master supply agreement with vendors or suppliers or (2) purchase orders with vendors or suppliers executed in the ordinary course of business that have not been fully performed and are each in excess of $50,000 (collectively, the “Vendor Agreements”);

(B)                                any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments by any Company reasonably expected to be in excess of $50,000 per annum that will have a remaining term of one year or more following the Closing and that is not terminable upon thirty (30) days notice or less;

(C)                                any partnership agreement, joint venture agreement, or similar Contract, relating to any Company;

(D)                               any Contract containing covenants that (i) relate to the confidentiality or nondisclosure of certain proprietary information by any Company, and that are not otherwise identified as being a Material Contract, (ii) restrict a Company’s ability to freely engage in any line of business or compete with any Person or hire any Person; or (iii) restrict any Person from competing with any Company or soliciting employees or customers from such Company;

(E)                                 any collective bargaining Contract;

(F)                                 any written Contract for the employment of any individual providing for annual or other compensation or severance, change of control, or similar benefits to such individual;

(G)                                any material management Contracts and Contracts with independent contractors or consultants (or similar arrangements);

(H)                               any Contract under which it has advanced, loaned, or guaranteed any loan in any amount to any Seller or any Affiliate thereof or any Company’s current or former directors, managers, partners, officers, employees, or consultants;

(I)                                    any Contract for the sale of any of the assets or properties of any Company other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of its assets or properties pursuant to which any Company has a continuing obligation;

(J)                                   any Contract relating to the acquisition (by merger, purchase of stock or assets, or otherwise) by any Company of any operating business or material assets or properties of or the Equity Interests in any other Person pursuant to which any Company has a continuing obligation;

(K)                               any Contract relating to the incurrence, assumption, or guarantee of any indebtedness or imposing any Encumbrance on any of the assets or properties of any Company as security for the payment of any indebtedness or guarantee thereof, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property (excluding trade accounts payable), mortgages, pledge agreements, security agreements, conditional sale or title retention agreements, or similar agreements (collectively, the “Loan Agreements”); or

(L)                                 any agency Contract or other Contract engaging any Person(s) to act as an agent, distributor, re-seller or representative of any Company for any purpose.

(ii)                                The Sellers have made available to the Buyer true and complete copies of all of the Material Contracts other than the Vendor Agreements.  The Sellers have made available to the Buyer true and correct summaries of certain terms of the Vendor Agreements as agreed by the Parties.

(iii)                             Each of the Material Contracts is a legal, valid and binding agreement of a Company and, to the Sellers’ knowledge, each other party thereof.  Except as set forth on Schedule 5.2(f)(iii), such Company has complied with all of its material obligations pursuant to the Material Contracts through the date hereof, and is not, and, to the Sellers’ knowledge, no other party is, in default under or in breach or violation of any of its material obligations under the Material Contracts, nor has any Company nor any Seller received written notice since January 1, 2012 of any asserted claim of material default by a Company or by any other party under, or a material breach or material violation of, any of the Material Contracts.

(g)                                 Employees.  Schedule 5.2(g)(i) lists all individuals employed as of March 3, 2012 and the current rate of pay for such individuals, or in the case of commissioned employees, wages and commissions through December 31, 2011.  Schedule 5.2(g)(i) also indicates whether such individuals are employed on an “at will” basis.  No Company is a party to or bound by any collective bargaining agreement.  To the Sellers’ knowledge, no organizational effort is currently being made or threatened by or on behalf of any labor union with respect to employees of any Company.  Except as set forth on Schedule 5.2(g)(ii), each Company has since January 1, 2010 materially complied and is in material compliance with all Laws pertaining to employment, including Laws governing or regarding the payment of wages or other compensation, employment discrimination and harassment, labor practices, occupational safety and health, and any and all other Laws governing or pertaining to the terms and conditions of employment.  Except as set forth on Schedule 5.2(g)(ii), no Action is pending nor, to the Sellers’ knowledge, is any Action threatened against any Company alleging any failure to so comply.

(h)                                 Benefit Plans/ERISA.

(i)                                     Neither the Companies nor any ERISA Affiliate has ever maintained, contributed to, had an obligation to contribute to, or incurred any liability with respect to, either (A) a multiemployer plan, as such term is defined in sections 3(37) or 4001(a)(3) of ERISA or (B) an employee pension benefit plan (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA.  Neither the Companies nor any ERISA Affiliate has participated in any union-sponsored multiemployer welfare benefit fund maintained pursuant to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA.

(ii)                                  Schedule 5.2(h)(ii) sets forth a list of all Company Benefit Plans.  With respect to each Company Benefit Plan, Sellers have heretofore made available to the Buyer, as applicable, true, correct and complete copies of each of the following documents:

(A)                              the written documents setting forth the terms of the Company Benefit Plan and all amendments thereto (or if the Company Benefit Plan or any part thereof is not set forth in a written document, a true, correct and complete description thereof);

(B)                                the most recent annual Form 5500 reports filed with the Internal Revenue Service (the “IRS”) or the Department of Labor (the “DOL”);

(C)                                the most recent summary plan description and summaries of material modifications thereto;

(D)                               the trust agreement, group annuity contract or other funding agreement that provides for the funding of the Company Benefit Plan;

(E)                                 the most recent financial statement;

(F)                                 the most recent opinion letter in respect to any Company Benefit Plan that is intended to qualify under Section 401 of the Code; and

(G)                                any agreement directly relating to a Company Benefit Plan pursuant to which a Company is obligated to indemnify any person.

(iii)                             No Company Benefit Plan provides medical, surgical, hospitalization or life insurance benefits (whether or not insured by a third party) for employees, former employees or any other Person for periods extending beyond their retirements or other terminations of service, other than coverage mandated by section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and state insurance laws; and no Company has made any commitment to provide retiree medical, surgical, hospitalization or life insurance coverage for any current or former employees or other Person (except as required by COBRA or state insurance laws).  To the extent applicable, since January 1, 2010, all Company Benefit Plans have been operated in material compliance with COBRA.

(iv)                              Except as set forth Schedule 5.2(h)(iv):

(A)                              since January 1, 2010, each Company Benefit Plan has been maintained, operated and administered in all respects in accordance with its terms and in all material respects in accordance with applicable Laws, including but not limited to ERISA and the Code, and the terms of each Company Benefit Plan comply in all material respects with applicable Law;

(B)                                since January 1, 2010, all material contributions required to be made with respect to any Company Benefit Plan have been timely made;

(C)                                all material premiums required to be paid for each insurance policy funding all or any portion of the benefits under any Company Benefit Plan have been timely paid in full;

(D)                               to the Sellers’ knowledge, since January 1, 2010, no “prohibited transaction,” as such term is described in Section 4975 of the Code, has occurred with respect to any of the Company Benefit

Plans that would subject any Company to any Tax or penalty on prohibited transactions imposed by Section 4975 of the Code;

(E)                                 each Company Benefit Plan that provides deferred compensation subject to Section 409A of the Code is in material compliance with Section 409A of the Code;

(F)                                 since January 1, 2010, no Company has engaged in, and to the Sellers’ knowledge, no other Person has engaged in, any transaction or acted or failed to act in any manner that would subject any Company to any liability for a breach of fiduciary duty under section 409 of ERISA, a civil penalty assessed pursuant to section 502 of ERISA, a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; and

(G)                                there is no Action pending, or to the Seller’s knowledge threatened, relating to, or with respect to, any Company Benefit Plan (other than routine claims for benefits).

(v)                                 All material reports and disclosures relating to the Company Benefit Plans required to be filed with or furnished to a Governmental Authority or plan participants or beneficiaries have been filed or furnished in accordance with applicable Laws in a timely manner.

(vi)                              Except as set forth on Schedule 5.2(h)(vi), the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event (such as a termination of employment), will not (A) entitle any current or former employee of the Companies to increased severance pay, or any other increased benefits under a Company Benefit Plan, (B) accelerate the time of payment or vesting of benefits under an Company Benefit Plan, or (iii) increase the amount of compensation due any current or former employee of the Companies.

(vii)                           The Operating Company sponsors the Mattress Giant Inc. 401(k) Plan (the “401(k) Plan”).  The 401(k) Plan has been determined by the IRS to be qualified under section 401(a) of the Code.  To the Sellers’ knowledge, no facts have occurred that would reasonably be expected to adversely affect the 401(k) Plan’s qualified status under section 401(a) of the Code.  Except as set forth on Schedule 5.2(h)(vii), no Company Benefit Plan that satisfies the requirements of section 401(a) of the Code has incurred a partial termination within the meaning of section 411(d)(3) of the Code.

(i)                                     Subsequent Events.  Since the Interim Balance Sheet Date to the date hereof, except as provided on Schedule 5.2(i):

(i)                                     no Company has sold, leased, transferred, assigned or relocated outside the Seller Facilities or the New Seller Facilities any of its assets, other than inventory sold in the ordinary course of business consistent with past custom and practice;

(ii)                                  no Company has amended adversely to such Company or terminated any Material Contract or Lease;

(iii)                               no Encumbrance has been imposed upon any of the assets or properties of any Company other than Permitted Encumbrances;

(iv)                              no Company has experienced any material damage, destruction, or loss (whether or not covered by insurance) of the assets or properties of such Company or the Seller Facilities or the New Seller Facilities;

(v)                                 no Company has entered into any collective bargaining or similar contract or modified the terms of any such existing contract;

(vi)                              no Company has canceled, compromised, waived, or released any Action (or series of related Actions) made by or against it either involving more than $10,000 individually or $25,000 in the aggregate;

(vii)                           no Company has made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 individually or $250,000 in the aggregate;

(viii)                        no Company has declared, set aside, or paid any dividend or made any other distribution with respect to its Equity Interests (excluding cash dividends) or redeemed, repurchased, or otherwise acquired any of its outstanding Equity Interests;

(ix)                                no Company has made or pledged to make any charitable or other contribution either involving more than $2,000 individually or $5,000 in the aggregate,;

(x)                                   no Company has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Liability for borrowed money or capitalized lease, except under credit facilities in effect as of the date hereof and for the creation of customary trade payables of such Company in the ordinary course of business;

(xi)                                no Company has made any material change in its accounting practices, policies or procedures, made any material adjustment to its books and records, or recharacterized any of its assets or Liabilities;

(xii)                             no Company has committed to pay any increase in bonus or granted severance or termination pay or any increase in the base compensation or fringe benefits payable to any current or former director, manager, officer, employee, or consultant thereof;

(xiii)                         no Company has adopted, amended, modified, or terminated any employment, bonus, profit-sharing, incentive, severance, change in control or similar Contract for the benefit of any of its current or former directors, managers, officers, employees or consultants (or taken any such action with respect to any other Company Benefit Plan);

(xiv)                         no Company has made any loan or advance to, or entered into any other transaction with, any of its current or former directors, managers, officers, employees, or consultants, any Seller or any Affiliate of a Seller;

(xv)                            no Company has granted any license or sublicense of any rights under or with respect to any Intellectual Property except in the ordinary course of business; and

(xvi)                         no Company has committed to do any of the foregoing.

(j)                                     Liabilities.  No Company has any Liability which is required to be reflected on a balance sheet by GAAP except for (i) Liabilities reflected or disclosed on Company Financial Statements, (ii) Liabilities disclosed in the Schedules, including Schedule 5.2(j), and (iii) Liabilities which have arisen after the Interim Balance Sheet Date in the ordinary course of business, none of which results from or relates to any breach of Contract, breach of warranty, tort, infringement, or breach of Law or arose out of any Action or Order.  Notwithstanding the foregoing, the representations and warranties in this Section 5.2(j) are not intended to expand the scope of any other specific representation or warranty contained in this Agreement, and no Liabilities with respect to the subject matters of such representations and warranties shall be a breach of this Section 5.2(j).

(k)                                  Legal Proceedings.  Except as set forth on Schedule 5.2(k), as of the date hereof there is no material Action pending or, to the Sellers’ knowledge, threatened against (orally or in writing) the Companies or any Seller and which involves, affects or relates to the Shares, the Business, this Agreement or the Contemplated Transactions or that would reasonably be expected to prohibit the consummation of the Contemplated Transactions.

(l)                                     Tax Matters.  Except as set forth on Schedule 5.2(l),

(i)                                     All Tax Returns required by Law to be filed by or with respect to each Company have been timely filed, and all such Tax Returns are correct and complete in all material respects.  All Taxes required to be paid by or with respect to each Company (whether or not shown on any Tax Return) have been timely paid in full.

(ii)                                  The unpaid Taxes of the Companies did not, as of the Interim Balance Sheet Date, exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim

Balance Sheet (rather than in any notes thereto).  Since the Interim Balance Sheet Date, no Company has (A) made or revoked any material election in respect of Taxes; (B) changed any accounting method in respect of Taxes; (C) filed any amendment to a Tax Return that will or may increase the Liability of any Company after the Closing; (D) incurred any Liability for Taxes other than in the ordinary course of business, (E) settled any material claim or assessment in respect of Taxes; or (G) surrendered the right to claim a refund of Taxes.

(iii)                               No Company is currently the beneficiary of any extension of time within which to file any Tax Return.  No Action has ever been initiated or threatened by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  No Company has been or is currently the subject of any audit, other examination, matter in controversy, proposed adjustment, refund litigation or other Action with respect to Taxes by any Governmental Authority.  No claim for Taxes has been proposed or asserted in writing against or with respect to any Company, and to the knowledge of the Sellers, no Governmental Authority has indicated an intent to make any such claim for Taxes.  No Company has received from a Governmental Authority any written notice indicating an intent to open an audit or other review with respect to the Company.

(iv)                              Except for Taxes not yet due and payable, (i) there are no Encumbrances for unpaid Taxes upon any of the assets of the Companies, and (ii) no claim has been made by any Governmental Authority that could give rise to any such Encumbrance.

(v)                                 True and complete copies of all income and Texas franchise Tax Returns of or with respect to any Company for all Tax years ending on or after December 31, 2008, and true and complete copies of all audit or examination reports, notices of proposed adjustments, statements of deficiencies or similar correspondence received by any Company since January 1, 2008 have been made available to the Buyer.  All Tax Returns of any Company that have been made available to the Buyer are true, correct and complete copies of such Tax Returns.

(vi)                              No Company has entered into an agreement or waiver extending any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, or entered into any closing agreement under applicable Tax Law.

(vii)                           No Company is a party to any Tax sharing, Tax allocation agreement, Tax indemnity, or any similar written or unwritten agreement, arrangement, understanding, or practice relating to Taxes, and no Company has any Liability or potential Liability to another Person under any such agreement, arrangement, understanding, or practice, whether as a transferee or successor or otherwise, except for those entered into in the ordinary course of business.

(viii)                        Each Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, Seller or other third party, and each Company has properly received and maintained any and all certificates, forms, and other documents required by law for any exemption from withholding and remitting any Taxes.

(ix)                                To the knowledge of the Company, no Company has participated in, is currently participating in, or has any Liability for the payment of any Tax resulting from a Person’s participation in:  (A) any “reportable transaction” as defined in Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2), or (B) any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Tax Law.

(x)                                   No Company is required to include in income, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (A) adjustment under either Section 481(a) or 482 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax Law) by reason of a change in method of accounting or otherwise for a Tax period ending on or prior to the Closing Date; (B) closing agreement described in Section 7121 of the Code (or any corresponding or similar provision of federal, state, local, or foreign Tax Law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; (D) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax Law); or (E) prepaid amount received on or prior to the Closing Date.

(xi)                                No Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 or 361 of the Code.  No Company is a party to any joint venture, partnership, contract or other arrangement that is treated as a partnership for U.S. federal income tax purposes.

(xii)                             No Company is or has never been a member of any consolidated, combined, affiliated, unitary or aggregate group for Tax purposes (other than a group of which the common parent is the Holding Company).  No Company has any Liability for the Taxes of any other Person (other than another Company) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of federal, state, local or foreign Tax Law), as a transferee or successor, pursuant to any contractual obligation, as a result of any express or implied obligation to assume Liability for Taxes from, or indemnify, another Person, or otherwise.

(xiii)                          No Company is a party to any agreement, contract, arrangement, or plan that has resulted, or could result, individually or in the aggregate, upon the consummation of the Contemplated Transactions:  (A) in the payment of “excess parachute payments” within the meaning of Section 280G of the Code, or (B) in an obligation to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise tax under Section 4999 of the Code that is imposed on such Person or any other Person.

(xiv)                         Key Management, LLC, a Georgia limited liability company, has at all times since its formation been, and at the time of the Closing will be, disregarded as an entity separate from the Operating Company for U.S. federal income tax purposes (and state, local and foreign Tax purposes where applicable), and each of MGiant LimPar, LLC, a Delaware limited liability company, MGiant GenPar, LLC, a Delaware limited liability company, and Mattress Giant I Limited Partnership, a Texas limited partnership, has at all times since its formation been, and at the time of Closing will be, disregarded as an entity separate from MGC Membership Corporation, a Delaware corporation, for U.S. federal income tax purposes (and state, local and foreign Tax purposes where applicable).

(xv)                            Neither FS Equity Partners V, L.P. nor FS Affiliates V, L.P. has or will claim a worthless stock deduction with respect to the stock of the Holding Company for the period beginning on January 1, 2010, through and including the Closing Date.

(m)                               Real Estate.

(i)                                     No Company owns any real property in fee nor does any Company have any such real property under contract or option to purchase.

(ii)                                  Each Company has a valid leasehold interest in each of the Leases to which it is a party, except for Permitted Encumbrances.  Other than the Seller Facilities and the New Seller Facilities, no Company has a leasehold interest in any real property.  Except as set forth on Schedule 5.2(m)(ii)(A), the Companies presently occupy each such leased real property free of any subleases, occupancy agreements, licenses, concessions or other agreements granting to any party or parties a right of use or occupancy of any portion of such leased real property.  The Sellers have delivered to the Buyer a true and complete copy of each Lease.  Each Company has complied with all of its material obligations pursuant to the Leases through the date hereof.  No Company has received written notice since January 1, 2012 of any asserted claim of material default by a Company or by any other party under, or a material breach or material violation of, any of the Leases, and, to the Sellers’ knowledge, no default by any Company under any Lease exists and is continuing. To the Sellers’ knowledge, the Companies’ possession and quiet enjoyment of each such leased real property under each of the Leases has not been disturbed and there are no material disputes currently pending with respect to any of the Leases.  To the Sellers’ knowledge, no Company has received any written notice since January 1, 2012 that the occupancy, use or the condition of any leased premises under the Leases is in material violation of any applicable laws, zoning ordinances or land use restrictions.  No Company owes nor will owe in the future any brokerage commissions or finder’s fees with respect to any of the Leases.  Except as set forth on Schedule 5.2(m)(ii)(B), the transactions contemplated hereunder do not require the consent of any other party to any of the Leases and will not result in a breach of or default under any of the Leases.

(iii)                             Schedule 5.2(m)(iii) sets forth, in respect of each Lease, the name of the parties to such Lease, the address of such Lease,  the expiration date of the lease term or of any current renewal term, the amount of monthly or annual base rental payments, the amount of the security deposit and the date through which rent is paid as of the date hereof.

(iv)                              Schedule 5.2(m)(iv) sets forth a true, correct and complete list of all any Contracts (or group of related Contracts) for the lease of real property other than a Seller Facility or New Seller Facility to which any Company was a party and which was assigned in the prior three (3) years to another Person (including the Buyer) in connection with a sale of assets of any Company (collectively, the “Former Leases”).

(v)                                 Schedule 5.2(m)(v) sets forth a true, correct and complete list of all Former Leases in respect of which any Company has continuing obligations, whether contingent or otherwise (collectively, the “Contingent Leases”).

(n)                                 Legal Compliance.  Each Company is and since January 1, 2010 has been in material compliance with all applicable Laws.  To the Sellers’ knowledge, since January 1, 2012 no Company has received any written or oral communication from any Person that alleges any material violation of any Laws, or that any Company is being or may be investigated with respect to any material violation or alleged material violation of any Laws.

(o)                                 Intellectual Property.  Each Company owns, or has the right to use, without payment to a third party, free and clear of all Encumbrances other than Permitted Encumbrances, all right, title and interest in and to all material Intellectual Property that is used or proposed to be used with respect to, or otherwise embodied by the operation, products, processes, methods, materials, or services of, the Business (collectively, “Business Intellectual Property”).  Except as set

forth on Schedule 5.2(o), to the Sellers’ knowledge, no third party is infringing, violating or misappropriating any of the Business Intellectual Property.  Except as set forth on Schedule 5.2(o), to the Sellers’ knowledge, the operation of the Business does not infringe, misappropriate or otherwise misuse the material Intellectual Property of any third party (“Third Party Intellectual Property Rights”).  Schedule 5.2(o) describes: (i) all patents and patent applications, all registered and unregistered trademarks, trade names and service marks and registered and unregistered copyrights included in the Business Intellectual Property, including the jurisdictions in which each such Business Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed; (ii) all licenses, sublicenses, and other agreements as to which any Company is a party and pursuant to which any Person is authorized to use any Business Intellectual Property; and (iii) all licenses, sublicenses, and other agreements as to which any Company is a party and pursuant to which any Company is authorized to use any Third Party Intellectual Property Rights (excluding licenses pertaining to “off-the-shelf” commercially available software used pursuant to shrink-wrap or click-through license agreements for a license fee of less than $10,000).  All items of registered Business Intellectual Property listed in Schedule 5.2(o) are valid and enforceable.  The Sellers have delivered to the Buyer true, correct, and complete copies of the Business Intellectual Property, licenses, sublicenses, and other agreements listed on Schedule 5.2(o).

(p)                                 Insurance.  Schedule 5.2(p) lists each policy of insurance (including policies providing property, fire, burglary, casualty, general liability, automobile, life, disability, and workers’ compensation coverage and bond and surety arrangements, as applicable), maintained by each Company or under which any Company, the Business, or any assets, properties, directors, managers, officers, or employees thereof are covered.  Except as set forth on Schedule 5.2(p), no event relating to any Company or any Seller has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums.  Excluding insurance policies that have expired and been replaced in the ordinary course of business, (a) no such insurance policy has been cancelled, amended, supplemented, or otherwise modified within the last two years, (b) neither any Company nor any Seller has received written notice from any carrier of such insurance policies of the intention of such carrier to discontinue the coverage afforded thereby within the last two years, and (c) to the Sellers’ knowledge, no threat has been made in writing to cancel any such insurance policy within the last two years.  The consummation of the Contemplated Transactions will not result in the termination, suspension or invalidation of such insurance policies.  Except as set forth on Schedule 5.2(p), as of March 31, 2012, neither any Company nor any Seller has any outstanding claims or any dispute with any of carriers of such insurance policies regarding claims, settlements, or premiums.  Except as set forth on Schedule 5.2(p), no Company is party or subject to any arrangements for self insurance.

(q)                                 Environmental Matters.  Except as set forth on Schedule 5.2(q):

(i)                                     The Companies and the operations of the Business are and, since January 1, 2010, have been in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any court or other Governmental Authority.

(ii)                                  All material licenses, permits, consents or other approvals required under Environmental Laws that are necessary to the operations of the Business as currently conducted have been obtained and are in full force and effect, and the Companies and the operations of the Business are and, since January 1, 2010, have been in material compliance with all terms and conditions of such permits.

(iii)                               There are not any pending, or, to the Sellers’ knowledge, threatened Actions by or before any court or any Governmental Authority directed against the Companies or the Business that pertain or relate to (A) any remedial obligations under any applicable Environmental Law, (B) violations by the Companies or the Business of any Environmental Law, (C) personal injury or property damage claims relating to a Release or threatened Release of Hazardous Materials, or (D) response, removal or remedial costs under CERCLA or any similar state Law.

(iv)                              To the Sellers’ knowledge, there has been no Release of any Hazardous Materials at any Seller Facility or New Seller Facility that requires remediation under applicable environmental laws.

(v)                                 None of the Companies has caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials at any Seller Facility or New Seller Facility except in material compliance with all applicable Environmental Laws.

(vi)                              All Hazardous Materials used in the ordinary course of the Business, including any sealants, fabric protectors or other similar materials have been stored, used and disposed of in all material respects in accordance with manufacturer instructions and in material compliance with Environmental Laws.

(vii)                           To the Sellers’ knowledge, no portion of any Seller Facility or any New Seller Facility or any real property formerly owned by any of the Companies is part of a site listed on the National Priorities List under CERCLA or any similar ranking or listing under any state Law.

(viii)                        None of the Companies are currently operating or required to be operating the Business or the Seller Facilities under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.

(ix)                                This Section 5.2(q) contains the sole and exclusive representations and warranties of the Sellers with respect to any environmental, health or safety matters, including arising under any Enviornmental Laws.

(r)                                    Immigration Matters.

(i)                                   No Seller or Company has received any written notice within the past twenty-four (24) months of any inspection or investigation relating to alleged noncompliance with or violation of the Immigration Reform and Control Act of 1986 or the regulations promulgated thereunder (“IRCA”), nor has any Company, within the past twenty-four (24) months, been warned, fined or otherwise penalized by reason of any failure to comply with IRCA.  Within the past twenty-four (24) months, no Seller (with respect to the Business) or Company is, or has been, the subject of an investigation, fine, or other penalty from U.S. Immigration and Customs Enforcement, the U.S. Department of Homeland Security, the U.S. Department of Justice or any other state or federal agency.

(ii)                                Each Company is, and has been, in material compliance with IRCA for the past twenty-four (24) months.

(iii)                             Within the past twenty-four (24) months, no Seller or Company received any notices from the Social Security Administration or the U.S. Department of Homeland Security regarding a “mis-match” of employee names and Social Security numbers or employee names and immigration-related documents.

(s)                                  Bank Accounts; Powers of Attorney.  Schedule 5.2(s)(i) lists the account numbers and names of each bank, broker, or other depository institution at which any Company maintains a depository account, and the names of all Persons authorized to sign on and/or withdraw funds from each such account.  There are no outstanding powers of attorney executed by or with respect to any Company except under the Loan Agreements and except as set forth in Schedule 5.2(s)(ii).

(t)                                    Brokers’ Fees.  No Seller nor any Company has incurred any Liability for brokers’ or finders’ fees in respect of the matters provided for in this Agreement for which the Buyer could become liable.

(u)                                 Disclaimer of Other Representations and Warranties.  Except as expressly set forth in this Section 5.2(u), no Seller makes any representation or warranty, express or implied, at law or in equity (including with respect to merchantability or fitness for any particular purpose, title, noninfringement or any warranty arising out of course of dealing or trade usage), with respect to any Company, and such Seller specifically disclaims any such other representations or warranties.

As used herein, the term “Sellers’ knowledge” and terms of similar meaning shall mean the actual knowledge, after due inquiry of the employees of the Operating Company, of Michael Glazer and Elaine Crowley.

5.3                                 Representations and Warranties of the Buyer.  The Buyer hereby represents and warrants to the Sellers as follows:

(a)                                  Organization of the Buyer.  The Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which the execution, delivery and performance of this Agreement requires the Buyer to be so qualified.

(b)                                 Authorization.  The Buyer has the necessary power and authority to enter into and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by the Buyer and the performance by the Buyer of its obligations hereunder have been duly authorized by all necessary action on its part.  This Agreement and all agreements contemplated to be delivered hereunder constitute the legal, valid and binding obligations of the Buyer enforceable against it in accordance with their terms except as enforceability may be limited or otherwise affected by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium, or other laws affecting creditors’ rights generally or by general principles of equity (regardless of whether the enforceability is considered a proceeding at law or in equity).

(c)                                  Noncontravention.  Neither the execution and the delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the Contemplated Transactions will (with or without the giving of notices or the passage of time) (i) violate any applicable Law or Order of any Governmental Authority to which the Buyer is subject or any provision of its certificate of incorporation or bylaws (or other Organizational Documents) of the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract, real property lease or other arrangement to which the Buyer is a party or by which the Buyer is bound, which (in the case of clause (ii) only) could adversely affect the consummation of the Contemplated Transactions.  The Buyer does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of, any Governmental Authority or other third party in order for the Buyer to consummate the Contemplated Transactions.

(d)                                 Legal Proceedings.  There is no material Action pending or, to the Buyer’s knowledge, threatened (orally or in writing), involving, affecting or relating to the Contemplated Transactions.

(e)                                  Brokers’ Fees.  The Buyer has not incurred any Liability for brokers’ or finders’ fees in respect of the matters provided for in this Agreement for which the Sellers could become liable.

(f)                                    Purchase Price.  At the Closing, the Buyer will have sufficient cash and cash equivalents to enable it to perform its obligations under this Agreement, including payment of the Purchase Price.

(g)                                 Investment Intent.  The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits associated with the acquisition of the Shares and is acquiring the Shares for its own account for investment, with no intention of making a distribution or re-sale thereof in violation of applicable law. The Buyer understands that the Shares have not been registered under the Securities Act of 1933 or under any state securities law.

As used herein, the term “Buyer’s knowledge” and terms of similar meaning shall mean the actual knowledge, after due inquiry of the Buyer’s employees, of Jim Black and Steve Fendrich.

ARTICLE VI
COVENANTS OF THE PARTIES

6.1                                 Operation in Ordinary Course.  From the date hereof until the earlier of the Closing or the date on which this Agreement terminates or is terminated pursuant to ARTICLE VIII, except as provided in this Agreement or in Schedule 6.1, each Seller will cause each Company to (i) conduct the Business only in the ordinary course, in substantially the same manner in which it has been previously conducted; (ii) use Commercially Reasonable Efforts to preserve intact its business organization and goodwill with respect to the Business, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it; (iii) consistent with applicable laws, confer on a regular basis, at the Buyer’s reasonable request, with representatives of the Buyer to report operational matters and the general status of ongoing operations; (iv) notify the Buyer of any emergency or other material adverse change in its Business; (v) not sell, lease, transfer, assign or relocate outside the Seller Facilities or the New Seller Facilities any of the Companies’ assets, other than inventory sold in the ordinary course of business consistent with past custom and practice; (vi) not amend adversely to any Company or voluntarily terminate any Material Contract or Lease; (vii) maintain the assets and properties used in the Business in their present state of repair (ordinary wear and tear excepted); (viii) not settle or compromise any Tax Liability; (ix) not make or change any Tax election; (x) not make or change any Tax method of accounting; (xi) not prepare any Tax Return in a manner that is not consistent with the past custom and practice with respect to the treatment of items on such Tax Returns; (xii) not file any amendment to a Tax Return that would increase the Tax liability of any Company after the Closing; (xiii) not consent to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Authority; (xiv) not surrender any right to claim a refund of Taxes; (xv) except as required by applicable law, not materially alter the terms of any Company Benefit Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or arrangement for the benefit of any current or former directors, officers, employees, consultants or other service providers in a manner that creates additional obligations that will continue after the Closing; (xvi) except in the ordinary course of business and consistent with past practices of the Company or as required by the terms and provisions of written contracts between the Company or any of its subsidiaries and an employee thereof as in existence on the date of this Agreement, materially increase the aggregate compensation or fringe benefits of any officer or employee of a Company or any of its subsidiaries in a manner that creates additional obligations that will continue after the Closing, and (xvii) timely take all actions necessary to extend or renew the terms of the Leases (other than the Leases relating to the Seller Facilities set forth on Schedule 3.5) in accordance with the terms of such Leases.  The Buyer acknowledges that it has no rights to control, direct or approve the operations of the Business prior to the Closing.

6.2                                 Exclusivity.  From the date hereof until the earlier of the Closing or the date on which this Agreement terminates or is terminated pursuant to ARTICLE VIII, each of the Sellers agree that it shall not, and it shall cause the Companies not to, directly or indirectly through any of its officers, directors, managers, partners, employees, stockholders, agents or representatives, (i) discuss or pursue a possible sale or other disposition of the assets of the Companies, the Business or the Shares or any interest therein with any Person other than the Buyer or its representatives or provide any information to any Person other than the Buyer or its representatives in connection therewith or (ii) except in connection with the performance of this Agreement or to the extent previously disclosed by the Buyer pursuant to Section 6.4, disclose the terms or existence of this Agreement to any Person other than the Buyer or its representatives; provided that the Sellers may make such disclosures to their members, partners, stockholders or Affiliates and to lenders under the Loan Agreements as they reasonably deem appropriate.

6.3                                 Access; Subsequent Information.  From and after the date hereof until the earlier of the Closing or the date on which this Agreement terminates or is terminated pursuant to ARTICLE VIII, the Sellers will, and will cause the Companies to, provide the Buyer and its representatives and agents reasonable access (during normal business hours and after reasonable advance notice and in a manner that will not unduly disrupt the Business) to the documents relating to the Business and to the Seller Facilities and the New Seller Facilities and with access to the third parties, including landlords, under the Material Contracts and Leases to which any Company is a party.  The Sellers shall provide (a) monthly Sales Information for each Seller Facility and New Seller Facility until the Closing as soon as such Sales Information is available after the end of the applicable month, but in no event later than ten (10) days after the end of the applicable month and (b) updated Interim Financial Statements on a monthly basis until the Closing as soon as such updated information is available after the end of the applicable month, but in no event later than twenty (20) days after the end of the applicable month.  The Buyer shall not seek to obtain, from the Operating Company’s vendors or otherwise, any information as to the Operating Company’s actual pricing of inventory or vendor terms.  The Buyer agrees that it shall maintain the confidentiality of any proprietary or confidential information or materials it obtains hereunder in accordance with the provisions of the Confidentiality Agreement.

6.4                                 Public Announcement.  Prior to the Closing, except as may be required by applicable Law, none of the Parties will make or issue any public statement or announcement with respect to this Agreement or the transactions contemplated hereby without the prior consultation with and the approval, not to be unreasonably withheld, of the other Party; provided, that the Buyer may disclose the existence of this Agreement and describe the contemplated transactions in reasonable detail in its filings or disclosures made pursuant to reporting requirements under applicable U.S. federal securities laws after consultation with Seller Representative but without obtaining the prior approval of the Sellers and discuss such publicly disclosed information (solely to the extent so publicly disclosed) in earnings calls, press releases and other press conferences.

6.5                                 Efforts.  Each Party will use its Commercially Reasonable Efforts to take all actions and to do all things necessary, proper or advisable to consummate, make effective and comply with all of the terms of this Agreement and the transactions contemplated hereby (including satisfaction, but not waiver, of the closing deliveries required by ARTICLE IV) and obtaining the Consents set forth on Schedule 5.2(m)(ii)(B).  The Buyer shall pay all landlord fees or expenses required in connection with obtaining the consents and approvals of such landlords to the transactions contemplated herein, whether incurred before or after the Closing Date, other than Short Lease Payments.

6.6                                 Employee Matters.

(a)                                  At any time prior to one hundred eighty (180) days after the Closing Date, the Buyer shall not permit any Company to effectuate a “mass layoff” or plant closing as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended or under comparable state law (“WARN”) affecting in whole or in part any facility, site of employment, operating unit or employee of a Company, in each case, without complying fully with the requirements of WARN or such applicable state law, or otherwise engage in any conduct that would trigger notice or liability under WARN.

(b)                                 To the extent subsequent to Closing, the Buyer or any Company replaces or supplements the benefits of any Company Benefit Plan with those of another benefit plan, program or arrangement (a “Replacement Plan”), and service is relevant for purposes of eligibility, vesting, calculation of any benefit, or benefit accrual under the Replacement Plan, such Plan shall credit each Company Employee for service on or prior to the Closing Date that was recognized by such Company for purposes of any comparable Company Benefit Plan.  In addition, any Replacement Plan which is a welfare benefit plan (as defined in Section 3(1) of ERISA) shall waive any pre existing condition exclusions or limitations, eligibility waiting periods or required physical examinations with respect to any Company Employee and their eligible dependents to the extent waived (or inapplicable) under the corresponding Company Employee Plan in which the applicable Company Employees participated immediately prior to the Closing Date (or the date of replacement, if later) and, subject to any third party insurer’s consent, provide that any covered expenses incurred on or before the date of replacement but within the current plan year of the Replacement Plan by any Company Employee and their eligible dependents shall be taken into account by the Replacement Plan for purposes of satisfying applicable deductible, coinsurance and maximum out of pocket provisions applicable for such plan year under the Replacement Plan.

(c)                                  From and after the Closing, the Companies, and for the avoidance of doubt not Sellers nor any ERISA Affiliate that is not a Company, will be exclusively responsible for the provision of any group health plan continuation required by COBRA in respect of any “M&A qualified beneficiary” (as that term is defined in Treas. Reg. § 1.4980B-9) in respect of the transactions contemplated by this Agreement.

(d)                                 Nothing contained in this Agreement shall interfere with the right of Buyer to terminate the employment of any Company Employee at any time following the Closing, with or without cause.

(e)                                  Nothing contained in this Agreement shall create any third party beneficiary rights in any Company Employee or former employee of any Company, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to any matter contemplated under this Section 6.6.

6.7                                 Specified Lease Consents.

(a)                                  Prior to the Closing, the Operating Company shall use its Commercially Reasonable Efforts to obtain landlord lease consents for each of the Leases identified on Schedule 6.7, in form reasonably satisfactory to the Buyer (collectively, the “Specified Lease Consents”).  The Operating Company shall promptly deliver to the Buyer an executed copy of any Specified Lease Consent if  the consent is obtained prior to the Closing Date.

(b)                                 The Operating Company shall not agree to a modification of the terms of any Specified Lease to obtain a consent without the written approval of the Buyer, not to be unreasonably withheld.

(c)                                  If the Operating Company is unable to obtain any Specified Lease Consent prior to the Closing, then an amount equal to the amount set forth on Schedule 6.7 with respect to each such Specified Lease (collectively, the “Specified Lease Reimbursement Amount”) shall be deposited at Closing into the Lease Consent Escrow Fund.  The Specified Lease Reimbursement Amount shall be available to reimburse the Buyer for any Covered Losses with respect to the applicable Specified Lease if, as a result of such failure to obtain consent, the tenancy of the applicable Company is terminated by the landlord prior to the Cut-off Date.  The Buyer shall use its Commercially Reasonable Efforts to defend against any action by the landlord to evict the applicable Company; provided that the Buyer and Seller Representative shall jointly instruct the Escrow Agent to release to the Buyer from the Lease Consent Escrow Fund an amount equal to the reasonable costs and expenses (including reasonable attorney’s fees) paid by the Buyer or any Company in connection with such defense within twenty (20) days of the payment of such expense.  Any such release shall permanently reduce the Specified Lease Reimbursement Amount in respect of the related Specified Lease.

(d)                                 The Buyer shall act in good faith and use its Commercially Reasonable Efforts to assist the Operating Company to obtain the Specified Lease Consents prior to the Closing and to obtain the Specified Lease Consents after the Closing, including by providing financial statements and other financial information as third parties may request, and, if requested by the landlord, by providing a Mattress Holding Corporation guarantee of Company obligations under a Specified Lease to obtain a Specified Lease Consent.  From and after the Closing, the Buyer shall control the conduct of any proceeding or negotiation for the receipt of any Specified Lease Consent.  The Buyer shall keep Seller Representative reasonably informed as to the status of any such proceeding or negotiation.  The Buyer shall consult with Seller Representative in respect of all major decisions relating to any such proceeding or negotiation.

(e)                                  Covered Losses only include amounts that, prior to the Cut-off Date, (i) the Company has paid or (ii) that are due and owing and may not exceed the Specified Lease Reimbursement Amount for the applicable Specified Lease.  If any Covered Losses are due to the Buyer, the Buyer and Seller Representative shall instruct the Escrow Agent to distribute the portion of the Specified Lease Reimbursement Amount equal to such Covered Losses to the Buyer.

(f)                                   Any amounts remaining in the Lease Consent Escrow Fund on the Cut-Off Date that are not subject to a then pending claim for indemnification pursuant to this Section 6.7 for amounts which are paid or are due and owing shall be released by the Escrow Agent to each Seller and Optionholder in the amount of its Distribution Allocation within two (2) Business Days after the Cut-Off Date.

(g)                                  If any Specified Lease Consent is obtained after the Closing, the Buyer and Seller Representative shall instruct the Escrow Agent to distribute the Specified Lease Reimbursement Amount applicable to such Specified Lease from the Lease Consent Escrow Fund to each Seller and Optionholder in the amount of its Distribution Allocation within five (5) Business Days after receipt of such Specified Lease Consent.

6.8                               Confidentiality.  The Parties acknowledge and agree that the terms of that certain letter agreement dated as of January 17, 2012 (the “Confidentiality Agreement”) between the Buyer and the Operating Company shall survive the execution of this Agreement and the consummation of the transactions contemplated herein.  From and after the Closing Date,  (i) any proprietary information concerning the Business, (ii) the terms and conditions set forth in this Agreement and any ancillary agreements contemplated herein, and (iii) any business, financial, operational or other information, data, documents or knowledge disclosed by, or on behalf of, the Buyer, whether in writing or orally, in connection with any matter arising under this Agreement, shall be treated as confidential by the Sellers, except for information that is or becomes publicly available or as required by Law or in the case of clause (ii) for disclosures to current or prospective investors in connection with fund raising activities or otherwise in the ordinary cause of such Party’s business.

6.9                               Access to Records; Cooperation.  Following the Closing, for so long as such information is retained by the Buyer or any Company in accordance with its then-current internal document retention policies, the Buyer and the Companies shall permit the Sellers and their authorized representatives to have reasonable access and duplication rights during normal business hours, upon reasonable prior notice to the Buyer or the Companies, to the books and records relating to the Business or the Companies with respect to the period ending on the Closing Date (collectively, the “Pre-Closing Information”), to the extent that such access may be reasonably required (a) in connection with the preparation of any accounting records or with any audits relating to any Company, any Seller or the Business, (b) in connection with any suit, claim, action, proceeding or investigation relating to any Company, any Seller or the Business or (c) if required by Law.  If, at any time prior to the fourth (4th) anniversary of the Closing Date, the Buyer or any Company intends to dispose of or destroy any Pre-Closing Information, the Buyer shall notify Seller Representative in writing of such intention.  If Seller Representative so requests in writing within sixty (60) days of the date of the Buyer’s written notice, the Buyer shall deliver copies of such Pre-Closing Information to Seller Representative.  If the Buyer so delivers the Pre-Closing Information or if Seller Representative fails to make a written request for such delivery within the 60-day period therefor, the Buyer shall have no further obligation with respect to such Pre-Closing Information under this Section 6.9.  All Pre-Closing Information provided to the Sellers pursuant to the first sentence of this paragraph shall be treated as confidential by the Sellers except as expressly permitted by the Buyer.

6.10                        Directors’ and Officers’ Indemnification and Insurance.

(a)                                 From the Closing Date through the sixth (6th) anniversary of the Closing Date occurs, the Buyer shall not permit any Company to amend its Organizational Documents in respect of provisions relating to indemnification, advancement of expenses and exculpation of former or present directors and officers except as may be required by Law.

(b)                                 Prior to the Closing, the Holding Company will purchase “tail” coverage at its expense for the six (6) year period following the Closing under the Companies’ directors’ and officers’ liability insurance policies in place prior to the Closing Date with respect to matters existing or occurring at or prior to the Closing Date that provides coverage substantially similar in scope and amount to the coverage provided by such policies on the date hereof. The cost of the tail insurance will be included in Transaction Expenses.

6.11                        Investigation; No Additional Representations; No Reliance, etc.  Without limiting the generality of the foregoing, the Buyer, in entering into this Agreement, is relying solely on the representations and warranties set forth in this Agreement and, except as expressly set forth in Sections 5.1 or 5.2 of this Agreement (as modified by the Schedules), none of the Sellers or the Companies make any representation or warranty, express or implied, at law or in equity, with respect to, and the Buyer expressly disclaims any reliance on, (i) any information, written or oral and in any form provided, made available to it or any of its agents, advisors, employees or representatives in “data rooms” (including on-line data rooms), management presentations, functional “break-out” discussions, oral or written responses to questions submitted on behalf of it or other communications between it or any of its agents, advisors, employees or representatives, on the one hand, and the Sellers, the Companies, or any of their respective agents, advisors, employees or representatives, on the other hand; (ii) any projections, estimates, business plans or budgets delivered to or made available to it or any of its agents, advisors, employees  or representatives, or which is made available to it or any of its agents, advisors, employees or representatives after the date hereof, or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business; (iii) the condition of any of the assets of the Companies are “AS IS, WITH ALL FAULTS” without any warranties or guarantees of any kind, express or implied, (including any warranties as merchantability, suitability or fitness for a particular purpose); (iv) the operation of the Business by the Buyer after Closing in any manner; (v) the probable success or profitability of the ownership, use or operation of the Business by the Buyer after the Closing; (vi) the accuracy or completeness of any other information, written or oral and in any form provided, or documents previously made available or which is made available after the date hereof to it or any of its agents, advisors, employees or representatives with respect to the Business or other related matters, whether in expectation of the transactions contemplated by this Agreement or otherwise; or (vii) any other information, written or oral and in any form provided, or documents previously made available or which are made available after the date hereof to it or any of its agents, advisors, employees or representatives with respect to Business or other related matters, whether in expectation of the transactions contemplated by this Agreement or otherwise.

6.12                        Release.  Effective as of the Closing, each of the Sellers, on behalf of itself and each of its heirs, representatives, successors, and assigns, hereby RELEASES AND FOREVER DISCHARGES the Buyer and each of its officers, directors, employees, agents, stockholders, controlling persons, representatives, Affiliates, successors, assigns, and, after the Closing, the Companies (collectively, “Releasees”) from any and all Actions, Orders, Damages, Liabilities, and Contracts whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which a Seller or any of its heirs, representatives, successors, or assigns now has, has ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including any rights to indemnification or reimbursement from any of the Companies, whether pursuant to their respective Organizational Documents, Contract or otherwise and whether or not relating to Actions pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release (a) any obligations of the Buyer arising under this Agreement or any other agreement, certificate or document the Buyer has delivered pursuant to this Agreement, (b) claims for any salary, wages or other compensation or reimbursement, claims pursuant to any benefit plan, or obligations arising under any statutes governing employees or employment matters, (c) any obligations of any Company under its Organizational Documents in respect of indemnification, advancement of expenses and exculpation of former or present directors and officers, (d) any obligations of the Holding Company pursuant to the Indemnity Agreements dated July 17, 2009 between the Holding Company and its directors, or (e) any claim or right arising under any director and officer policy or insurance of the Companies.  Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing, instituting, or causing to be commenced, any Action, of any kind against any Releasee, based upon any matter purported to be released hereby.

6.13                        Holding Company Audit.  Within thirty (30) days after the Closing Date, the Sellers shall deliver to the Buyer the audited financial statements of the Holding Company and its consolidated subsidiaries as of December 31, 2011 and 2010 and for the fiscal years ended December 31, 2011, 2010 and 2009 (the “Holding Company Financials”).  Such financial statements shall be prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, shall include any additional disclosures required for financial statements required in filings with the U.S. Securities and Exchange Commission, and shall be consistent with the books and records of the Companies.  The Buyer shall bear the reasonable out-of-pocket costs and expenses incurred by the Companies and the Sellers in connection with the preparation of the Holding Company Financials, up to an aggregate amount equal to $30,000.  The Sellers shall be responsible for all costs and expenses incurred in connection with the preparation of the Holding Company Financials in excess of $30,000.  The Buyer and Seller Representative shall jointly instruct the Escrow Agent to release such portion of the General Escrow Amount equal to such excess amount, if any, to the Buyer.

ARTICLE VII
CERTAIN TAX MATTERS

7.1                               Tax Returns.  Except as otherwise provided in Section 7.4 with respect to Transfer Taxes:

(a)                                 The Sellers shall prepare and timely file, or shall cause to be prepared and timely filed, any and all Tax Returns for a Company that are required to be filed on or before the Closing Date (each, a “Pre-Closing Tax Return”).  The Sellers shall timely pay, or shall cause the timely payment, of all Taxes dues with respect to a Pre-Closing Tax Return.  Except for changes required by applicable Law or fact, any Pre-Closing Tax Return shall be prepared in a manner that is consistent with past custom and practice.

(b)                                 The Buyer shall prepare and file, or shall cause to be prepared and filed, any and all Tax Returns for a Company covering a Pre-Closing Tax Period that are required to be filed after the Closing Date (each, a “Post-Closing Tax Return”).

With respect to any Post-Closing Tax Return that is filed prior to the General Escrow Deadline, the Buyer shall (i) at least twenty (20) days prior to filing a Post-Closing Tax Return, submit a copy of such Post-Closing Tax Return to Seller Representative for Seller Representative’s review and comment and (ii) consider in its reasonable discretion exercised in good faith any comments made to such Post-Closing Tax Return in writing by Seller Representative within ten (10) days of Seller Representative’s receipt of such Post-Closing Tax Return from the Buyer.

7.2                               Allocation of Straddle Period Taxes.  For purposes of allocating any Tax that is attributable to a Straddle Period for purposes of Section 9.1(a)(vi)(A) or allocating any refund of Taxes covered by Section 7.9 that is attributable to a Straddle Period:

(a)                                 In the case of any Tax that is based on income, sales, revenue, production or similar items, or other Taxes not described in Section 7.2(b), the amount of such Tax attributable to the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of and including the Closing Date; and

(b)                                 In the case of any real property, personal property, ad valorem and similar Taxes (“Property Tax”), the amount of such Property Tax attributable to the Pre-Closing Tax Period of such Straddle Period shall be deemed to be the amount of such Property Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the Closing Date, and the denominator of which is the number of total days in such Straddle Period.

7.3                               Tax Cooperation.  The Sellers, the Buyer, and each Company, and each of their respective Affiliates, shall each provide the other with such assistance as may reasonably be requested by the other such Person in connection with the preparation of any Tax Return of or with respect to a Company or during the course of any, audit, investigation, or other examination by Governmental Authority or any judicial or administrative proceeding relating to Taxes of or attributable to a Company.  Such cooperation shall include the retention and (upon the request of the other Person) the provision of records and information that are reasonably relevant to any such Tax Returns or audit, examination, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Each Seller or the Buyer, as the case may be,  shall give prompt written notice to the other Party if it receives any communication or notice with respect to any question, adjustment, assessment, or pending or threatened audit, investigation, or other examination by any Governmental Authority or any judicial or administrative proceeding relating to the Taxes of or attributable to the Company or any of its Subsidiaries that, if pursued successfully, could result in or give rise to, or could reasonably be expected to result in or give rise to, Liability of a Company, any Subsidiaries of a Company, the Buyer, or any Buyer Indemnified Person for Taxes.

Information which is obtained by any Person pursuant to this Section 7.3 will be kept confidential in accordance with the Confidentiality Agreement.

7.4                               Transfer Taxes.  Each of the Sellers, on the one hand, and Buyer, on the other hand, shall be responsible for 50% of any and all sales, use, excise, value added, transfer, stamp, documentary, filing, recordation, registration, real estate transfer and other similar Taxes, charges or fees resulting from, relating to, or arising in connection with the Contemplated Transactions (“Transfer Taxes”).  The Party primarily or customarily responsible for filing the applicable Tax Return with respect to an applicable Transfer Tax (the “Filing Party”) shall prepare and timely file (taking into account any valid extensions), or cause to be prepared and timely filed (taking into account any valid extensions), such Tax Return, and the Filing Party shall make timely payment (taking into account any valid extensions) of such Transfer Taxes set forth on such Tax Return, subject to reimbursement from the Sellers or Buyer, as the case may be, of its share of such Transfer Taxes as set forth in the prior sentence within five (5) days after receiving written notice from the Filing Party that such Transfer Taxes were paid.  The Buyer and the Sellers shall cooperate in the preparation of any necessary Tax Returns and other related documentation with respect to Transfer Taxes.  The Sellers and the Buyer agree to use their Commercially Reasonable Efforts to mitigate, reduce or eliminate any Transfer Taxes.

7.5                               Tax Contests.

(a)                                 In the event that any Seller Indemnified Person or Buyer Indemnified Person receives notice of any audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of re-determining Taxes of or with respect to a Company (including any administrative or judicial review of any claim for refund) for which another Party is or may be required to provide indemnification pursuant to this Agreement (a “Tax Contest”), the Sellers on behalf of such Seller Indemnified Person or the Buyer on behalf of such Buyer Indemnified Person, as the case may be, shall give prompt written notice of such Tax Contest to any Party that is or may be required to provide indemnification pursuant to this Agreement as a result of such Tax Contest (the “Tax Indemnifying Party”); provided, however, the failure of a Party to provide prompt notice hereunder shall not preclude a Seller Indemnified Person’s or a Buyer Indemnified Person’s, as the case may be, claim for indemnification under this Agreement except to the extent the Tax Indemnifying Party is prejudiced by such failure to provide prompt notice.

(b)                                 The Buyer will have the right to control and defend against a Tax Contest with counsel of its choice; provided, however, that (i) Seller Representative may assume joint control of such Tax Contest and retain separate co-counsel at its cost and expense and participate in the defense of any Tax items in such Tax Contest for which the resulting Tax liability the Sellers would be required to provide indemnification pursuant to this Agreement, (ii) the Buyer will keep Seller Representative informed on the progress of any Tax items in such Tax Contest for which the resulting Tax liability the Sellers would be required to provide indemnification pursuant to this Agreement, and (iii) neither the Buyer nor the Seller Representative will settle or consent to the entry of any order, ruling, decision, or other similar determination or finding with respect to Tax items in such Tax Contest for which the resulting Tax liability the Sellers would be required to provide indemnification pursuant to this Agreement without the prior written consent of the other (which consent is not to be unreasonably withheld, conditioned, or delayed).

7.6                               Tax Sharing Agreements.  All Tax sharing, Tax allocation agreement, Tax indemnity, or any similar written or unwritten agreement, arrangement, understanding, or practice relating to Taxes between or among a Seller (or an Affiliate of a Seller) and a Company shall be terminated as of the day before the Closing Date and, on and after the Closing Date, no Company shall be bound thereby or have any Liability thereunder.

7.7                               Worthless Stock Deduction.  Neither FS Equity Partners V, L.P. nor FS Affiliates V, L.P. shall claim a worthless stock deduction with respect to the stock of the Holding Company for the period beginning on January 1, 2010, through and including the Closing Date.

7.8                               Amended Tax Returns.  Except as otherwise required by Law, from and after the Closing until the General Escrow Deadline, the Buyer will not file, nor will it cause or permit any Company to file, any amended Tax Returns of a Company for any taxable period ending on or before the Closing Date that would have the effect of causing any Seller to incur an obligation (or increasing any such obligation) to indemnify the Buyer pursuant to this Agreement without the prior written consent of Seller Representative, in its sole discretion, unless the Buyer first irrevocably waives in writing such indemnification obligation.

7.9                               Refunds.  Until the General Escrow Deadline, the amount or economic benefit of any refunds (whether in cash or as a credit or offset to any Tax) of Taxes of any Company for any Pre-Closing Tax Period that is received by the Buyer, a Company or any of their respective Affiliates shall be for the account of Sellers (a “Pre-Closing Tax Refund”). Notwithstanding the foregoing, any Pre-Closing Tax Refund shall be for the account of Buyer to the extent (a) such Pre-Closing Tax Refund is attributable (determined on a with-and-without basis) to the carryback from a Tax period (or portion thereof) beginning after the Closing Date (a “Post-Closing Tax Period”) of items of loss, deduction or credit, or other Tax items, of the Buyer, a Company or any of their respective Affiliates, (b) such Pre-Closing Tax Refund does not exceed the amount, if any, reflected for such refund of Taxes taken into account in finally determining Net Working Capital, or (c) the aggregate amount of Pre-Closing Tax Refunds (not including Pre-Closing Tax Refunds covered by (a) or (b) of this sentence) do not exceed $10,000.  The amount or economic benefit of any refunds (whether in cash or as a credit or offset to any Tax) of Taxes of any Company for any Post-Closing Tax Period shall be for the account of Buyer.  The amount of any such refund of Taxes for the account of the Sellers, as provided in this Section 7.9 shall be paid by the Buyer within ten (10) days after such refund is received or after such credit or offset is allowed or applied against a Tax liability, as the case may be.

7.10                        Conflict.  In the event of conflict between any of the provisions of this ARTICLE VII and any other provision of this Agreement, the provisions of this ARTICLE VII shall control.

ARTICLE VIII
TERMINATION

8.1                               Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of the Buyer and the Sellers;

(b)                                 by the Sellers in writing, without liability, provided that the Sellers are not then in material breach of this Agreement, if the Buyer shall (i) fail to perform in any material respect the agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after the Sellers have notified the Buyer of the Sellers’ intent to terminate this Agreement pursuant to this subparagraph (b);

(c)                                  by the Buyer in writing, without liability, provided that the Buyers are not then in material breach of this Agreement, if any Seller shall (i) fail to perform in any material respect the agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after the Buyer has notified the Sellers of the Buyer’s intent to terminate this Agreement pursuant to this subparagraph (c);

(d)                                 by either the Sellers or the Buyer in writing, without liability, if there shall be any Order of any Governmental Authority binding on the Buyer or the Sellers, which prohibits or restrains the Buyer or the Sellers from consummating the Contemplated Transactions, provided, that the Buyer and the Sellers shall have used their Commercially Reasonable Efforts to have any such Order lifted and the same shall not have been lifted within thirty (30) days after entry, by any such Governmental Authority; or

(e)                                  by either the Sellers or the Buyer in writing, if the Closing has not occurred on or after May 15, 2012; provided, however, that no Party may terminate this Agreement pursuant to this Section 8.1(e) if the failure to consummate the Contemplated Transactions on or before such date resulted from such Party’s material breach of any representation or warranty made by it herein or the failure of such Party to fulfill any covenant that is required to be fulfilled by it prior to Closing.

8.2                               Effect of Termination.  Termination of this Agreement pursuant to this ARTICLE VIII shall terminate all obligations of the Parties hereunder, except for the obligations under Section 10.2, Section 10.4, Section 10.11 and this Section 8.2; provided, however, that termination pursuant to subparagraphs (b), (c) or (e) of Section 8.1 shall not relieve a defaulting or breaching Party from any liability to the other Party hereto.

ARTICLE IX
INDEMNIFICATION

9.1                               Indemnification by the Sellers.

(a)                                 Subject to the provisions of this ARTICLE IX, from and after the Closing, each Seller, severally and not jointly (based on the percentages set forth in Exhibit C), hereby agrees to indemnify and hold harmless the Buyer Indemnified Persons from and against any losses, liabilities, damages, fines, penalties, assessments, costs and expenses (including reasonable attorneys’ fees and all other expenses incurred in investigating, preparing, or defending any litigation or proceeding, commenced or threatened) (collectively, “Damages”) arising out of or resulting from:

(i)                                     any breach of any representation or warranty such Seller has made in Section 5.2 of this Agreement or in any other certificate or document such Seller has delivered pursuant to this Agreement relating to Section 5.2;

(ii)                                  any breach by any Company of its covenants or obligations in this Agreement to be performed prior to the Closing;

(iii)                               the Un-Finalized Excluded Liabilities (to the extent Damages relating to such Un-Finalized Excluded Liabilities exceed the amount by which the Purchase Price was reduced in respect of the Un-Finalized Excluded Liabilities at Closing);

(iv)                              the New Company Information;

(v)                                 the Contingent Leases;

(vi)                              any and all (A) Taxes of, or attributable to, any Company for any Tax period (or portion thereof) ending on or before the Closing Date (a “Pre-Closing Tax Period”), except to the extent any such Tax is taken into account in the finally determined Net Working Capital; and (B) Taxes for which any Company may be or become liable by reason of (1) being a member of an affiliated, combined, consolidated, or unitary group at any time prior to the Closing, including under Treasury Regulations Section 1.1502-6 or any analogous or similar provision under any federal, state, local or foreign Tax Law, (2) being a successor-in-interest or transferee of any other Person as a result of an event or transaction occurring prior to Closing, or (3) having an express or implied obligation to indemnify any other Person under any Tax sharing agreement, Tax allocation agreement, Tax indemnity, or similar written or unwritten agreement, arrangement, understanding, or practice with respect to Taxes that was executed or in effect at any time prior to Closing; and

(vii)                           any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with the Sellers or any Company in connection with the Contemplated Transactions.

(b)                                 Subject to the provisions of this ARTICLE IX, from and after the Closing, each Seller shall individually indemnify the Buyer Indemnified Persons against any Damages which the Buyer Indemnified Persons suffer as a result of or arising in connection with (i) a breach of the representations and warranties in Section 5.1 with respect to it or him or herself or (ii) a breach of any covenant or obligation of such Seller in this Agreement.

9.2                               Indemnification by the Buyer.  Subject to the provisions of this ARTICLE IX, from and after the Closing, the Buyer hereby agrees to indemnify and hold harmless the Seller Indemnified Persons from and against any Damages arising out of or resulting from:

(a)                                 any breach of any representation or warranty the Buyer has made in this Agreement or in any other certificate or document the Buyer has delivered pursuant to this Agreement;

(b)                                 any breach by the Buyer of its covenants or obligations in this Agreement; and

(c)                                  any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with the Buyer in connection with the transactions contemplated by this Agreement.

9.3                               Limitations on Indemnification.  A Party’s indemnity obligations under this ARTICLE IX shall be subject to the following limitations:

(a)                                 Except with respect to Damages arising out of or resulting from (i) a breach of the representations under Section 5.1(a) (Status of the Seller), Section 5.1(b) (Authorization), Section 5.1(d) (Title to Shares), Section 5.2(a) (Capitalization), Section 5.2(c) (Entity Status) or Section 5.2(t) (Brokers’ Fees) (collectively, the “Seller Fundamental Representations”) or (ii) the Un-Finalized Excluded Liabilities, the maximum aggregate liability of the Sellers for Damages for any matter described under Section 9.1 shall not exceed the General Escrow Amount, which shall be the exclusive source of recovery for such Damages; provided that the maximum aggregate liability of the Sellers for Damages for any matter described under Section 9.1(a)(iii) shall not exceed the Un-Finalized Excluded Liabilities Escrow Amount, which shall be the exclusive source of recovery for such Damages.  The maximum aggregate liability of each Seller for Damages arising out of or resulting from a breach of the Seller Fundamental Representations shall not exceed their Pro Rata Share of $47,000,000 less any distributions from the General Escrow Amount, the Un-Finalized Excluded Liabilities Escrow Amount or the Lease Consent Escrow Fund actually paid to the Buyer.

(b)                                 Except with respect to Damages arising out of or resulting from a breach of the representations under Section 5.3(a) (Organization of the Buyer), Section 5.3(b) (Authorization), Section 5.3(e) (Brokers’ Fees), Section 5.3(f) (Purchase Price) or Section 5.3(g) (Investment Intent) (collectively, the “Buyer Fundamental Representations”), the maximum aggregate liability of the Buyer for Damages for any matter described under Section 9.2(a) shall not exceed, in the aggregate, an amount equal to the General Escrow Amount.  The maximum aggregate liability of the Buyer for Damages arising out of or resulting from a breach of the Buyer Fundamental Representations shall not exceed $47,000,000 less any distributions from the General Escrow Amount, the Un-Finalized Excluded Liabilities Escrow Amount or the Lease Consent Escrow Fund actually paid to the Buyer.

(c)                                  No Seller will have Liability to indemnify pursuant to Section 9.1(a)(i), Section 9.1(iv), Section 9.1(a)(vi) or Section 9.1(b) unless and until the aggregate Damages which the applicable Buyer Indemnified Persons are entitled to recover from the Sellers under this Agreement exceed $200,000 (the “Deductible”) and, once such Damages exceed the Deductible, the Sellers shall only have indemnification Liability for the aggregate Damages in excess of the Deductible; provided, however, that such limitations shall not apply to Damages arising out of or resulting from the Seller Fundamental Representations.

(d)                                 The Buyer will not have Liability to indemnify pursuant to Section 9.2(a) unless and until the aggregate Damages which the applicable Seller Indemnified Persons are entitled to recover from the Buyer under this Agreement exceed the Deductible and, once such Damages exceed the Deductible, the Buyer shall only have indemnification Liability for the aggregate Damages in excess of the Deductible; provided, however, that such limitations shall not apply to Damages arising out of or resulting from the Buyer Fundamental Representations.

(e)                                  Neither the Buyer Indemnified Persons nor the Seller Indemnified Persons shall be entitled to recover (i) more than once for any Damages that may have resulted from the breach of a representation, warranty, covenant or agreement contained in this Agreement from the occurrence of a single event, or (ii) with respect to a matter that was taken into account in any purchase price adjustment under ARTICLE III.

(f)                                    Notwithstanding anything contained herein to the contrary, the foregoing limitations shall not apply in the case of a determination of fraud by a final and non-appealable order of judgment of a court of competent jurisdiction.

(g)                                 Notwithstanding anything contained herein to the contrary, the amount of any Damages incurred or suffered by a Party shall be calculated after giving effect to (i) any insurance proceeds actually received by the Indemnified Party (or any of its Affiliates) with respect to such Damages, and (ii) any recoveries actually received by the Indemnified Party (or any of its Affiliates) from any third parties. Each Indemnified Party shall act in good faith and use Commercially Reasonable

Efforts to obtain such proceeds, benefits and recoveries and shall promptly and diligently pursue such claims relating to any Damages for which it is seeking indemnification hereunder.  If any such proceeds or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Damages after an Indemnifying Party has made a payment to the Indemnified Person with respect thereto, the Indemnified Party (or such Affiliate) shall pay to the Indemnifying Party the lesser of (A) the actual amount of such proceeds or recoveries net of any expenses incurred or Taxes payable by such Indemnified Party in collecting or realizing such amount or (B) the actual amount of the indemnification payment previously paid by the Indemnifying Party to the Indemnified Party in respect of such Damages.

(h)                                 In no event shall any Party be liable for any exemplary or punitive damages, any damages that are speculative or remote, or any damages that are based on lost profits, diminution in value or upon any multiplier of earnings or any other valuation metric, except, in each case, to the extent such damages are included within a claim against an Indemnified Party with respect to a Third Party Claim for which indemnification is available under the terms of this Agreement.  The Parties shall not be liable for any wages or other compensation of the other Party’s employees relating to the time expended by any such employee in connection with addressing, defending or settling a Claim.

(i)                                     The Buyer acknowledges that certain consents to the Contemplated Transactions may be required from third parties to Contracts, leases, licenses or other agreements and such consents have not been obtained and may not be obtained.  The Buyer agrees that, except as set forth in Section 6.7, the Sellers and Optionholders shall not have any liability whatsoever to any Buyer Indemnified Person (and the Parties shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the Contemplated Transactions or because of the default, acceleration or termination of or loss of right under any such Contract, lease, license or other agreement or as a result thereof.

(j)                                     No indemnification shall be payable to a Buyer Indemnified Person with respect to claims asserted by such Buyer Indemnified Person after the expiration of the applicable survival period set forth in Section 10.1.

9.4                                 Indemnification Procedure.

(a)                                  In the event that subsequent to the Closing any Seller Indemnified Person or Buyer Indemnified Person (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any action or proceeding by any person or entity who is not a party to this Agreement (including any Governmental Entity) (a “Third Party Claim”) against such Indemnified Party, with respect to which a Party to this Agreement is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified

Party shall give written notice specifying the nature of such claim in reasonable detail and the amount or estimated amount thereof if known (which amount or estimated amount shall not be conclusive of the final amount, if any, of such claim) (a “Claim Notice”) to the Indemnifying Party as promptly as practicable, after learning of such Claim; provided, however, the failure of a Party to provide timely notice hereunder shall not preclude its claim for indemnification under this Agreement except to the extent the Indemnifying Party is prejudiced by such failure to provide timely notice.  Subject to Section 9.4(e), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within ten (10) days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary, in the name of the Indemnified Party; provided that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, conditioned or delayed, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within five (5) Business Days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party’s approval as provided in this Section 9.4(a).

(b)                                 In the event that the Indemnifying Party shall fail to assume the defense pursuant to Section 9.4(a), the Indemnified Party shall have the right to conduct such defense and the Indemnifying Party shall have the right, at its expense, to participate in the defense assisted by counsel of its own choosing; provided that the Indemnified Party shall not have the right to compromise and settle the claim without prior consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Damages paid or incurred in connection therewith to the extent the Indemnifying Party is required to provide indemnification under this Agreement subject to the limitations contained in this ARTICLE IX.

(c)                                  In the event that the Indemnifying Party does assume the defense pursuant to Section 9.4(a), the Indemnifying Party shall have the right to conduct such defense and, except as provided in Section 9.4(d), to settle the claim without the prior consent of the Indemnified Party, and any Damages with respect to such claim shall be paid directly by the Indemnifying Party subject to the limitations contained in this ARTICLE IX.  The Indemnified Party shall cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right, at the Indemnified Party’s expense, to participate in the defense assisted by counsel of its own choosing.  The Indemnified Party may not compromise or settle any claim for which the Indemnifying Party has assumed the defense.

(d)                                 No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement related to an Indemnified Party without the prior written consent of such Indemnified Party (i) if such judgment or settlement does not include as an unconditional term thereof the giving of a release of such Indemnified Party from all liability in respect to such claim; (ii) if such judgment or settlement would result in the finding or admission of any violation of applicable laws against such Indemnified Party; or (iii) if as a result of such judgment or settlement, injunctive or other equitable relief would be imposed against such Indemnified Party or such judgment or settlement would materially interfere with or adversely affect the business, operations or assets of such Indemnified Party.

(e)                                  Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be entitled to control the defense or settlement of any claim (and the cost of such defense and any Damages with respect to such claim shall constitute an amount for which the Indemnified Party may be entitled to indemnification hereunder) if (i) the claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation; or (ii) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such claim.

(f)                                    In the event any Indemnified Party shall have a claim for indemnification against any Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party.  The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 9.4(f) except to the extent the Indemnifying Party is prejudiced by such failure to provide timely notice.  If the Indemnifying Party fails to accept the Direct Claim in writing within thirty (30) days after the date of the Claim Notice or if the Indemnifying Party rejects the Direct Claim, the Indemnified Party may commence an Action against the Indemnifying Party in respect of such Direct Claim.

(g)                                 The provisions of Sections 9.4(a), 9.4(b), 9.4(c), 9.4(d), and 9.4(e) shall not apply to Tax Contests, which shall be governed by the provisions of Section 7.5.

9.5                                 Application of Escrow Amounts; Failure to Pay Indemnification.  If it is determined by final, non-appealable judgment or settlement that the Buyer has incurred indemnifiable Damages, Seller Representative and the Buyer shall jointly instruct the Escrow Agent to deliver to the Buyer from the General Escrow Amount or, in the case of Damages arising out of an Un-Finalized Excluded Liability (to the extent Damages relating to such Un-Finalized Excluded Liabilities exceed the amount by which the Purchase Price was reduced in respect of the Un-Finalized Excluded Liabilities at Closing), the Un-Finalized Excluded Liabilities Escrow Amount an amount equal to such indemnifiable Damages.  Claims arising from breaches of Seller Fundamental Representations shall first be satisfied from the General Escrow Amount, to the extent it is available.  If any

Indemnifying Party shall refuse or fail to pay in full amounts owed hereunder within ten (10) Business Days of a final, non-appealable judgment or settlement (or, in respect of an accepted Direct Claim, within ten (10) Business Days of the date of such written acceptance), then the Indemnified Party may utilize any legal or equitable remedy to collect from the Indemnifying Party the amount of its Damages, subject to the conditions and limitations of this ARTICLE IX and Section 10.1.

9.6                                 Exclusive Remedy.  The Parties agree that, from and after the Closing, the sole and exclusive remedy of any Party hereto or any Buyer Indemnified Person or Seller Indemnified Person with respect to this Agreement and any other agreement delivered by either the Sellers, on the one hand, or the Buyer, on the other hand, in connection with the transactions contemplated hereunder, the events giving rise to this Agreement and the transactions contemplated hereunder, shall be limited to the indemnification provisions of this ARTICLE IX, Section 3.6 and, in respect of the Specified Lease Consents, Section 6.7, and the parties hereby waive and release any other rights, remedies, causes of action or claims, including tort claims, that they have or that may arise based upon or related to this Agreement or the negotiation, execution or performance of this Agreement (including any tort claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement); provided, however, that this limitation shall not apply in the event of a determination of fraud by a final and non-appealable order of judgment of a court of competent jurisdiction or with respect to claims for specific performance, injunctive or other equitable relief provided for in this Agreement.

9.7                                 Specific Performance.  In addition to any other right or remedy to which any Party may be entitled, at law or in equity, any Party shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent a breach or threatened breach of any of the provisions of this Agreement by the other Party, without posting any bond or other undertaking except to the minimum extent required by applicable law.

9.8                                 Treatment of Indemnity Payments.  Except as otherwise required by applicable Law, the Parties agree that any indemnity payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price.

ARTICLE X
MISCELLANEOUS

10.1                           Nature and Survival of Representations.  The representations and warranties of the Buyer and the Sellers contained in this Agreement shall survive the Closing until the eighteen (18) month anniversary of the Closing Date; provided, however, that the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing until the third (3rd) anniversary of the Closing Date.  Notwithstanding the immediately preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately preceding sentence if written (i) notice of the inaccuracy or breach thereof giving rise to such right of indemnity and (ii) demand for indemnification shall have been given to the Party against whom such indemnity may be sought prior to such time in accordance with the provisions of this Agreement; provided, however, that the applicable representation or warranty will survive only with respect to the particular inaccuracy or breach specified in such written notice.  All covenants and agreements of the Sellers or the Company contained in this Agreement to be performed before the Closing shall survive until the six (6) month anniversary of the Closing Date and all covenants and agreements of the Parties contained in this Agreement to be performed after the Closing shall survive the Closing until performed in accordance with their terms.

10.2                           Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given upon actual receipt by the Party to whom addressed (i) if personally delivered or (ii) sent by overnight courier (providing proof of delivery) or via facsimile (with delivery confirmation), to the other Party at the following addresses (or at such other address as shall be given in writing by any Party to the other):

If to the Buyer:

Mattress Firm, Inc.

5815 Gulf Freeway

Houston, Texas 77023

Attention:  Jim R. Black, Chief Financial Officer

Facsimile No.:  713-921-4053

Email:  Jim.Black@mattressfirm.com

With a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention:  Gene G. Lewis
Facsimile No.:  713-651-5246

Email:  glewis@fulbright.com

If to the Sellers, c/o the Seller Representative, or to the Seller Representative:

FS Equity Partners V, L.P.

11100 Santa Monica Blvd., Suite 1900

Los Angeles, CA 90025

Attention:  Jon D. Ralph

Facsimile No.:  (310) 444-1870

Email:  JRalph@freemanspogli.com

With a copy (which shall not constitute notice) to:

Bingham McCutchen, LLP

355 South Grand Avenue

Los Angeles, California 90071

Attention:  Cynthia M. Dunnett

Telecopier:  (213) 680-6499

Email:  cynthia.dunnett@bingham.com

The Buyer and the Sellers agree to promptly advise the other Parties hereto of any change of address from that so set forth.

10.3                           Successors and Assigns.  This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the Parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties hereto, nor is this Agreement intended to confer upon any other person except the Parties hereto any rights or remedies hereunder.  Notwithstanding the foregoing, the Buyer shall have an absolute right to assign any of its rights under this Agreement at any time to an affiliate of the Buyer without any Seller’s prior written approval, however, such assignment shall not relieve the Buyer of, and the Buyer shall remain jointly and severally liable with the assignee for, all obligations hereunder.

10.4                           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the choice or conflict of law principles thereof.

10.5                           Headings.  The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

10.6                           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one instrument.

10.7                           Further Assurances.  The Parties hereby agree to perform, execute or deliver, or cause to be performed, executed or delivered, such further acts, assurances and instruments as either Party may reasonably require to complete or perfect the conveyance and transfer to the Buyer of all of the Sellers’ right, title and interest in and to the Shares free and clear of any and all Encumbrances consistent with this Agreement, and to do any and all such further acts and things as may be reasonably necessary to effect completely the intent of this Agreement.

10.8                           Amendment and Waiver.  The Parties may by mutual written agreement amend this Agreement in any respect; and any Party, as to such Party, may (a) extend the time for the performance of any of the obligations of any other Party; (b) waive any inaccuracies in representations by any other Party; (c) waive compliance by any other Party with any of the agreements contained herein and performance of any obligations by such other Party; and (d) waive the fulfillment of any condition that is precedent to the performance by such Party of any of its obligations under this Agreement.  To be effective, any such amendment or waiver must be in writing and be signed by the Party against whom enforcement of the same is sought.

10.9                           Entire Agreement.  This Agreement and the Schedules, each of which is hereby incorporated herein, and the other documents executed and delivered pursuant hereto and contemporaneously herewith, set forth all of the representations, warranties, promises, covenants, agreements, conditions, and undertakings between the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written other than the Confidentiality Agreement, which shall survive the execution, delivery and performance of this Agreement.  This Agreement does not, and is not intended to, confer upon any Person (other than the Buyer Indemnified Persons and Seller Indemnified Persons pursuant to ARTICLE IX) any rights or remedies hereunder.

10.10                     Severability.  The invalidity of any one or more covenants, phrases, clauses, sentences, or paragraphs of this Agreement shall not affect the remaining portions of this Agreement, or any part thereof, and in case of any such invalidity this Agreement shall be construed as if such invalid covenants, phrases, clauses, sentences, or paragraphs had not been inserted.

10.11                     Expenses.  Except as otherwise expressly agreed herein, the Buyer, on the one hand, and the Sellers, on the other hand, will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.12                     Virtual Closing.  A signature page to this Agreement or any other document prepared in connection with the transactions contemplated hereby which contains a copy of a Party’s signature and which is sent by such Party or its agent with the apparent intention (as reasonably evidenced by the actions of such Party or its agent) that it constitute such Party’s execution and delivery of this Agreement or such other document, including a document sent by facsimile transmission or by email in portable document format (pdf), shall have the same effect as if such Party had executed and delivered an original of this Agreement or such other document.  Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the Party’s intent or the effectiveness of such signature.

10.13                     Schedules.  All references to “Schedules” herein shall refer to the disclosure schedules of the Sellers delivered in connection herewith.  Disclosures made in any part of the Schedules shall also be deemed to have been made with respect to each other section of this Agreement to which the relevance of such disclosures is reasonably apparent. From time to time prior to the Closing, the Sellers may amend or supplement the Schedules attached to this Agreement relating to any representation or warranty contained in Sections 5.1 or 5.2 with respect to any matter that, if existing or occurring at or prior to the Closing Date, would have been required to be set forth or described on such a

Schedule or that is necessary to complete or correct any information in any representation or warranty contained in Sections 5.1 or 5.2 (a “Disclosure Schedule Update”).  Each Disclosure Schedule Update delivered to the Buyer shall be deemed to modify the representations and warranties herein for purposes of Section 4.3(b), to the extent that such Disclosure Schedule Update discloses facts, events or circumstances which occurred after the date of this Agreement.  The Disclosure Schedule Update and the matters disclosed therein (the “New Company Information”) will not be deemed to cure any breaches of representations or warranties existing on the date hereof, including for purposes of determining the satisfaction of the condition set forth in Section 4.3(b).  If, following receipt of the Disclosure Schedule Update, the Closing occurs, then the Buyer shall be entitled to make a claim in respect of any Damages that incurred by any Buyer Indemnified Person arising out of or relating to the New Company Information under this Agreement pursuant to ARTICLE IX.

10.14                     Seller Representative.  FS Equity Partners V, L.P. is hereby designated as Seller Representative, as the agent, proxy and attorney-in-fact for the Sellers to act on behalf of such Sellers for all purposes under this Agreement (including full power and authority to act on the Sellers’ behalf in such instances).  Seller Representative is authorized to

(i)            take all actions on behalf of the Sellers in connection with any claims made under this Agreement, including to defend or settle such claims, and to make payments in respect of such claims;

(ii)           execute and deliver, should it elect to do so in its sole discretion, on behalf of the Sellers, any amendment to, or waiver of any term or provision of, this Agreement so long as such amendment or waiver will apply equally to all Sellers; and

(iii)          take all other actions to be taken by or on behalf of the Sellers and exercise any and all rights which the Sellers are permitted or required to do or exercise under this Agreement or the Escrow Agreement.

(b)                                 Seller Representative will not be liable to the Sellers for any action taken by Seller Representative in good faith without gross negligence or willful misconduct pursuant to this Agreement.  The Sellers will indemnify Seller Representative from any Damages arising out of services performed by Seller Representative hereunder and incurred in connection with a third party claim, with each Seller being responsible for a share of Seller Representative’s Damages equal to such Seller’s Pro Rata Share.  Any Seller who brings a claim against Seller Representative arising out of its service as Seller Representative hereunder will indemnify Seller Representative from any Damages incurred by Seller Representative in connection with such claim unless it is determined that Seller Representative did not act in good faith or engaged in gross negligence or willful misconduct.  Seller Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Sellers hereunder, and the Buyer agrees that it will not look to the assets of Seller Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers hereunder.  In all questions arising under this Agreement, Seller Representative may rely on the advice of counsel, and Seller Representative shall not be liable to anyone for anything done, omitted or suffered in good faith by Seller Representative based on such advice.  In no event shall Seller Representative be liable to any Sellers for indirect, punitive, special or consequential damages.

(c)                                  Seller Representative shall be entitled to withdraw cash amounts held in the account containing the Seller Expense Amount in reimbursement for out of pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by Seller Representative in performing under this Agreement and the Escrow Agreement.  In the event that the Seller Expense Amount is insufficient to cover the fees and expenses incurred by Seller Representative in performing under this Agreement, each of the Sellers shall be obligated to pay their Pro Rata Share of any such deficiency.

(d)                                 If the FS Equity Partners V, L.P. resigns or otherwise becomes unable to perform its responsibilities hereunder, the holders (at the time of the Closing) of a majority of the shares of Common Stock will promptly select and notify all of the other parties to this Agreement of, a replacement representative to fill such vacancy and such substituted representative thereafter shall be deemed to be Seller Representative for all purposes under this Agreement until replaced pursuant to this Section 10.14(d).

(e)                                  All actions, decisions, instructions and notices of Seller Representative taken, made or provided in accordance with this Agreement shall be conclusive and binding upon the Sellers to the same extent as if such group and all of its members had taken such action, made such decision or provided or received such instruction or notice directly.

10.15                     Retention of Counsel.  In any dispute or proceeding arising under or in connection with this Agreement, Seller Representative and the Sellers (collectively, the “Selling Parties”) shall have the right, at their election, to retain the firm of Bingham McCutchen LLP to represent them in such matter, and the Buyer, for itself and its Affiliates, including the Companies after the Closing and for the Buyer and its respective successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter and the communication by such counsel to the Selling Parties in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of the Selling Parties or the Companies.  The Buyer, for itself and its Affiliates, including the Companies after the Closing, and for their respective successors and assigns, irrevocably acknowledges and agrees that all communications between the Selling Parties and counsel, including, without limitation, Bingham McCutchen LLP, made in connection with the negotiation, preparation, execution, delivery and closing under this Agreement which would be deemed to be privileged communications of the Selling Parties and their counsel and would not be subject to disclosure to the Buyer or its

Affiliates, including the Companies after the Closing, in connection with any process relating to a dispute arising under or in connection with, this Agreement or otherwise, shall continue after the Closing to be privileged communications between the Selling Parties and such counsel and none of the Buyer or its Affiliates, including the Companies after the Closing, or any Person acting or purporting to act on behalf of or through the Buyer or its Affiliates, including the Companies after the Closing, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Buyer or its Affiliates, including the Companies after the Closing, and not the Selling Parties.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

BUYER:

MATTRESS FIRM, INC.,
a Delaware corporation

By:	/s/ Jim R. Black
Name: Jim R. Black
Title: Treasurer and Secretary

Signature Page to Stock Purchase Agreement

SELLERS:

FS EQUITY PARTNERS V, L.P.,
a Delaware limited partnership

By:	FS Capital Partners V, LLC
Its:	General Partner

By:	/s/ Jon D. Ralph
	Name:	Jon D. Ralph
	Title:	Managing Member

FS AFFILIATES V, L.P.,
a Delaware limited partnership

By:	FS Capital Partners V, LLC
Its:	General Partner

By:	/s/ Jon D. Ralph
	Name:	Jon D. Ralph
	Title:	Managing Member

Signature Page to Stock Purchase Agreement

AEA MEZZANINE FUND LP,
a Delaware limited partnership

By:	AEA Mezzanine Partners LP,
Its:	General Partner

By:	AEA Mezzanine Management GP LLC
Its:	General Partner

By:	/s/ Joseph D. Carrabino, Jr.
	Name:	Joseph D. Carrabino, Jr.
	Title:	President

AEA MEZZANINE (UNLEVERAGED) FUND LP,
a Delaware limited partnership

By:	AEA Mezzanine Partners LP,
Its:	General Partner

By:	AEA Mezzanine Management GP LLC
Its:	General Partner

By:	/s/ Joseph D. Carrabino, Jr.
	Name:	Joseph D. Carrabino, Jr.
	Title:	President

AEA MEZZANINE FUNDING LLC

By:	/s/ Joseph D. Carrabino, Jr.
Name: Joseph D. Carrabino, Jr.
Title: President

Signature Page to Stock Purchase Agreement

AEA MEZZANINE FUNDING B LLC

By:	/s/ Joseph D. Carrabino, Jr.
Name: Joseph D. Carrabino, Jr.
Title: President

CARLYLE MEZZANINE PARTNERS, L.P.,
a Delaware limited partnership

By:	CMP General Partner, L.P.,
Its:	General Partner

By:	TC Group CMP, L.L.C.
Its:	General Partner

By:	/s/ Leo Helmers
	Name:	Leo Helmers
	Title:	Managing Director

Signature Page to Stock Purchase Agreement

BLACKROCK KELSO CAPITAL CORPORATION,
a Delaware corporation

By: Blackrock Kelso Capital Advisors, LLC
Its: Investment Manager

By:	/s/ Michael B. Lazar
	Name:	Michael B. Lazar
	Title:	Chief Operating Officer

Signature Page to Stock Purchase Agreement

MICHAEL GLAZER

/s/ Michael Glazer

ELAINE CROWLEY

/s/ Elaine Crowley

DAN YOUNKMAN

/s/ Dan Younkman

Signature Page to Stock Purchase Agreement

SELLER REPRESENTATIVE:

FS EQUITY PARTNERS V, L.P.

By:	/s/ Jon D. Ralph
Name: Jon D. Ralph
Title: Managing Member

Signature Page to Stock Purchase Agreement

EXHIBIT A

DEFINITIONS AND INTERPRETATION

(i)                                     Definitions.  Unless otherwise provided to the contrary in this Agreement, capitalized terms used in this Agreement shall have the following meanings:

“401(k) Plan” has the meaning set forth in Section 5.2(h)(vii).

“Accounting Assumptions” has the meaning set forth in Section 3.1(a).

“Action” means any action, appeal, petition, plea, charge, complaint, suit, litigation, arbitration, mediation, hearing, investigation or similar event, occurrence, or proceeding before a Governmental Authority.

“Agreement” has the meaning set forth in the preamble hereto.

“Affiliate” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.  As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting Equity Interests, by contract, or otherwise.  Without limiting the foregoing, for a Person other than a natural Person, its “Affiliates” shall be deemed to include its officers, directors and managers, as applicable, even if such officers, directors or managers do not individually exercise “control” over such Person as defined herein.

“Arbiter” has the meaning set forth in Section 3.1(d).

“Business” has the meaning set forth in the recitals hereto.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Houston, Texas are authorized or required by Law to close.

“Business Intellectual Property” has the meaning set forth in Section 5.2(o).

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Fundamental Representations” has the meaning set forth in Section 9.3(b).

“Buyer Indemnified Persons” means (i) the Buyer and its officers, directors, stockholders, partners, members, employees, agents and Affiliates and (ii) if the Closing occurs, each Company and any Person who was an officer, director, manager or employee of any Company if such Person at and after the Closing Date is not a Seller or an Affiliate of a Seller.

“Cash” means (i) cash and all cash equivalents that are immediately convertible into cash (as reduced for the amount of issued but uncleared checks and drafts, overdrawn accounts

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and float on checking accounts) plus (ii) credit card receivables, in each case determined in accordance with GAAP, using the Accounting Assumptions.  The Reserve Holdback shall not be included in Cash.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Claim Notice” has the meaning set forth in Section 9.4(a).

“Closing” has the meaning set forth in Section 4.1.

“Closing Balance Sheet” has the meaning set forth in Section 3.1(b).

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Date Payment” means an amount equal to the (i) $47,000,000 less (ii) estimated Closing Debt less (iii) the Store Reduction Amount less (iv) the Excluded Liabilities Amount less (v) Option Cancellation Payments less (vi) the amount (if any) by which the Working Capital Target exceeds the Estimated Closing Net Working Capital plus (vii) the estimated New Store Costs less (viii) the Transaction Bonuses and the estimated Transaction Expenses plus (viii) the amount (if any) by which Estimated Closing Net Working Capital exceeds the Working Capital Target, less (ix) the General Escrow Amount, less (x) the Un-Finalized Excluded Liabilities Escrow Amount, less (xi) the Lease Consent Escrow Amount, less (xii) the Seller Expense Amount, less (xiii) the Past Due A/P Amount, less (xiv) the Divested Obligations Amount and plus (xv) the estimated Rent Adjustment Amount.

“Closing Debt” means the outstanding balance of Debt of the Companies as of the day immediately prior to the Closing Date less the Cash of the Companies as of the day immediately prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“COBRA” has the meaning set forth in Section 5.2(h)(iii).

“Commercially Reasonable Efforts” means the efforts, time, and costs that a prudent Person desirous of achieving a result would use or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that no such use or incurrence will be required if it would require a Person to incur more than nominal costs and expenses.

“Commitment” with respect to any Person means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require such Person to issue any of its Equity Interests, or any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for, any Equity Interest of such Person, (b) statutory pre-emptive rights or pre-emptive rights granted under the applicable Person’s

2

Organizational Documents, and (c) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to such Person.

“Common Stock” has the meaning set forth in Section 5.2(a)(i).

“Companies” means, collectively, (i) the Holding Company, (ii) the Operating Company, (iii) Mattress Giant Acquisition Corporation, a Delaware corporation, (iv) Key Management, LLC, a Georgia limited liability company, (v) MGiant LimPar, LLC, a Delaware limited liability company, (vi) MGiant GenPar, LLC, a Delaware limited liability company, (vii) MGC Membership Corporation, a Delaware corporation, and (viii) Mattress Giant I Limited Partnership, a Texas limited partnership, and “Company” means each of these entities individually.

“Company Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and any other agreement, program, plan or arrangement, to the extent providing any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death, medical, surgical or hospital accident, disability, cafeteria, employee assistance, retention incentive and other similar benefit or compensation that is sponsored, maintained, administered or contributed to by a Company or with respect to which a Company may have any liability, contingent or otherwise.

“Company Employee” means any employee of a Company immediately before the Closing who continues employment with a Company immediately after the Closing, including those on vacation, leave of absence or disability.

“Company Financial Statements” has the meaning set forth in Section 5.2(d)(i).

“Confidentiality Agreement” has the meaning set forth in Section 6.8.

“Consent” means any consent, approval, notification, waiver, or other similar action that is necessary or convenient.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including (a) the sale of the Shares by the Sellers to the Buyer and the Buyer’s delivery of the Purchase Price therefor, (b) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith, and (c) the performance by the Buyer and the Sellers of their respective covenants and obligations under this Agreement.

“Contingent Leases” has the meaning set forth in Section 5.2(m)(v).

“Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

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“Costs” has the meaning set forth in Section 3.7(d).

“Covered Losses” means the out-of-pocket lease termination costs (including landlord fees and penalties), relocation costs, capital expenditures relating to the opening of a replacement store, in each case, incurred by or the Buyer or any Company in connection with or as a result of the termination by the landlord of the tenancy of the applicable Company under any Specified Lease.

“Current Assets” means, as of 11:59 p.m. on the day immediately prior to the Closing Date, the current assets of the Companies as set forth on Schedule 3.1(a) determined on a consolidated basis in accordance with GAAP, using the Accounting Assumptions.  Notwithstanding the foregoing sentence, “Current Assets” shall exclude (i) Cash, (ii) all income, franchise and deferred Tax assets, (iii) all receivables in respect of prior divestitures and (iv) the Reserve Holdback.

“Current Liabilities” means, as of 11:59 p.m. on the day immediately prior to the Closing Date, the current liabilities of the Companies as set forth on Schedule 3.1(a) determined on a consolidated basis in accordance with GAAP, using the Accounting Assumptions.  Notwithstanding the foregoing sentence, “Current Liabilities” shall exclude (i) income, franchise and deferred Tax Liabilities, (ii) Debt (including the current portion of Debt, lines of credit, accrued and unpaid interest on Debt and all premiums, penalties, fees and other amounts included in the Debt Payoff Amount), (iii) the Excluded Liabilities, (iv) the Past Due A/P, (v) the Divested Obligation Amount, (vi) amounts in respect of the Short Lease Payments, (vii) the Transaction Bonuses, (viii) the Transaction Expenses and (ix) the Option Cancellation Payments.  Current Liabilities shall include all employer payroll Taxes applicable to the Transaction Bonuses, the Option Cancellation Payments and the maximum amount of funds that may be distributed to the Optionholders out of the Escrow Accounts.

“Cut-Off Date” means the first anniversary of the Closing Date.

“Damages” has the meaning set forth in Section 9.1(a).

“Debt” means, with respect to any Person, all Liabilities: (i) for money borrowed from banks or similar financial institutions or evidenced by bonds, debentures, notes or other similar instruments (including any notes issued in connection with any acquisition undertaken by any of the Companies); (ii) under any capitalized lease liabilities; (iii) under any interest rate protection agreements (valued on a market quotation basis); (iv) for any debt-like obligation in respect of the deferred purchase price of property with respect to which such Person is liable as obligor; and (v) for any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing, in each case determined in accordance with GAAP, using the Accounting Assumptions; provided that Debt shall not include any inter Company obligations, any accounts payable or other short term Liabilities or any Excluded Liabilities.

“Debt Payoff Amount” has the meaning set forth in Section 4.6(d).

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“Deductible” has the meaning set forth in Section 9.3(c).

“Defense Counsel” has the meaning set forth in Section 9.4(a).

“Defense Notice” has the meaning set forth in Section 9.4(a).

“Direct Claim” has the meaning set forth in Section 9.4(f).

“Disclosure Schedule Update” has the meaning set forth in Section 10.13.

“Disputed Items” has the meaning set forth in Section 3.1(d).

“Distribution Allocation” means with respect to each Seller and Optionholder, the applicable percentage set forth on Exhibit C.

“Divested Obligations Amount” has the meaning set forth in Section 3.10.

“DOL” has the meaning set forth in Section 5.2(h)(ii)(B).

“Encumber” or “Encumbrance” means the creation or existence of any mortgage, pledge, lien (including any federal or state Tax lien) or security interest.

“Environmental Laws” means all Laws relating to (i) the control of any potential pollutant, contaminant, toxic or other hazardous substance for the protection of human health or the environment (including air, water or land), (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, (1) the terms and conditions of any license, permit, approval, or other authorization by any Governmental Authority, and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Authority.  The term “Environmental Laws” shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. § 1501 et seq., and any state, county, or local Laws similar thereto.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock of such corporation, (b) with respect to a partnership, limited liability company, trust, or similar Person, any and all units, interests, or other partnership or limited liability company interests, and (c) any other direct or indirect equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” means any person that, together with a Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

“Escrow Accounts” means the accounts, set up pursuant to the Escrow Agreement, where the General Escrow Amountm the Un-Finalized Excluded Liabilities Escrow Amount and the Lease Consent Escrow Amount are each held for disbursement by the Escrow Agent, in accordance with the terms of the Escrow Agreement.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” has the meaning set forth in Section 4.5(e).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 3.1(a).

“Excluded Liabilities” has the meaning set forth in Section 3.7(c).

“Excluded Liabilities Amount” has the meaning set forth in Section 3.7(a).

“Filing Party” has the meaning set forth in Section 7.4.

“Final Net Working Capital” has the meaning set forth in Section 3.1(b).

“Former Leases” has the meaning set forth in Section 5.2(m)(iv).

“GAAP” means United States generally accepted accounting principles, as in effect as of the date of this Agreement.

“General Escrow Amount” means Two Million Dollars ($2,000,000), as increased from time to time by the aggregate Lease Credits as provided in Section 3.6.

“General Escrow Deadline” has the meaning set forth in the Escrow Agreement.

“Governmental Authority” means any United States or foreign national, federal, state, provincial, municipal, local or other court, arbitral tribunal, judicial, administrative or regulatory agency, commission or department, or any other United States or foreign national, federal, state, provincial, municipal, local or other governmental entity, instrumentality, agency, commission, body, regulator, administrator or official or grand jury.

“Hazardous Materials” means any (i) materials, substances or wastes classified as toxic or hazardous under any Environmental Law; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; (iii) radioactive materials; (iv) petroleum or petroleum products (including crude oil); and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated as “hazardous material” by or which liability or standards of care are imposed under any Environmental Law.

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“Holding Company” has the meaning set forth in the recitals hereto.

“Holding Company Financials” has the meaning set forth in Section 6.13.

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Intellectual Property” means all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations relating thereto, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, and all goodwill associated therewith, together with all translations, adaptations, derivations, and combinations, applications, registrations, and renewals relating thereto, (c) copyrightable works, all copyrights, and all applications, registrations, and renewals relating thereto, (d) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) computer software (including all data and related documentation), (f) other proprietary rights, domain names, email addresses, telephone numbers, and vanity numbers, and (g) copies and tangible embodiments of the foregoing (in whatever form or medium).

“Interim Balance Sheet” has the meaning set forth in Section 5.2(d)(i)(D).

“Interim Balance Sheet Date” has the meaning set forth in Section 5.2(d)(i)(D).

“Interim Financial Statements” has the meaning set forth in Section 5.2(d)(i)(D).

“IRCA” has the meaning set forth in Section 5.2(r)(i).

“IRS” has the meaning set forth in Section 5.2(h)(ii)(B).

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and in effect.

“Lease” means any Contract (or group of related Contracts) for the lease of real property to or from any Person, with respect to the Seller Facilities and the New Seller Facilities, and all amendments, modifications, guarantees and subleases related thereto.

“Lease Consent Escrow Fund” means the Specified Lease Reimbursement Amounts deposited to fund the Sellers’ obligations under Section 6.7.

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“Lease Credit” has the meaning set forth in Section 3.6.

“Liability” means any liability, duty, or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Loan Agreements” has the meaning set forth in Section 5.2(f)(i)(K).

“Material Adverse Effect” means any event, change, circumstance or effect that is materially adverse to (a) the Business, condition (financial or otherwise), or results of operations of the Companies, taken as a whole or (b) the ability of the Sellers to consummate the Contemplated Transactions; provided, however, that any change, effect, event or circumstance that arises out of or relates to any of the following shall not be taken into account in determining whether there has been or may be a Material Adverse Effect:  (i) a general deterioration in the United States economy or in the regional economies or industries in which the Companies operate (so long as the Companies are not disproportionately affected by such conditions as compared with other businesses in the same industry as the Companies); (ii) the engagement by the United States in hostilities, the declaration by the United States of a national emergency or war (whether or not declared) or the occurrence of any military or terrorist attack upon the United States or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (so long as the Companies are not disproportionately affected by such conditions as compared with other businesses in the same industry as the Companies); (iii) the announcement or pendency of the transactions contemplated hereby, (iv) any change in any laws, rules or regulations applicable to any of the Companies or to the operation of the Companies’ business, or any change in the interpretation or enforcement of such laws, rules or regulations (so long as the Companies are not disproportionately affected by such conditions as compared with other businesses in the same industry as the Companies); (iii) any change in accounting requirements or principles imposed upon the Companies or the interpretation thereof; or (iv) compliance with the terms of, or the taking of any action required by, this Agreement.

“Material Contracts” has the meaning set forth in Section 5.2(f)(i).

“New Company Information” has the meaning set forth in Section 10.13.

“Net Working Capital” means the sum of all Current Assets minus the sum of all Current Liabilities.

“New Seller Facility” has the meaning set forth in Section 3.4.

“New Store Costs” has the meaning set forth in Section 3.4.

“Operating Company” has the meaning set forth in the recitals hereto.

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“Option Cancellation Payment” has the meaning set forth in Section 2.3.

“Optionholder” means each holder of Stock Options.

“Option Plan” means the MGHC Holding Corporation 2011 Stock Option Plan.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Party” has the meaning set forth in the preamble hereto.

“Past Due A/P” has the meaning set forth in Section 3.8.

“Past Due A/P Amount” has the meaning set forth in Section 3.8.

“Payoff Letters” means the letters, and any updates thereto, to be sent by each of the Companies’ lenders under the Loan Agreements to Buyer prior to Closing, which letters shall specify the aggregate amount of Debt that will be outstanding as of the Closing Date under each Loan Agreement and wire transfer information for each such lender to be paid at Closing.

“Permitted Encumbrances” means, collectively, (a) statutory liens for Taxes that are not yet delinquent or Taxes that are being contested in good faith by appropriate proceedings; (b) statutory, common or civil law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens with respect to amounts not yet due and payable, or which are being contested in good faith; (c) any Encumbrances caused or permitted by the landlords; (d) any existing Encumbrances, minor imperfections of title, recorded easements, covenants, conditions or other restrictions (including rights of way, zoning and setback requirements) that individually or in the aggregate with other such items could not reasonably be expected to result in a material reduction in the value of, or interfere in any material respect with the use or operation of, the assets or properties affected by such items; (e) Encumbrances consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure liability to insurance carriers and (f) Encumbrances under the Companies’ credit facilities or to evidence the interest or title of a lessor under a lease set forth on Schedule 5.2(f)(i)(B).

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“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, or Governmental Authority.

“Post-Adjustment Purchase Price” has the meaning set forth in Section 3.2.

“Post-Closing Tax Period” has the meaning set forth in Section 7.9.

“Post-Closing Statement” has the meaning set forth in Section 3.1(b).

“Post-Closing Tax Return” has the meaning set forth in Section 7.1(b).

“Pre-Closing Information” has the meaning set forth in Section 6.9.

“Pre-Closing Statement” has the meaning set forth in Section 3.1(a).

“Pre-Closing Tax Period” has the meaning set forth in Section 9.1(a)(vi).

“Pre-Closing Tax Refund” has the meaning set forth in Section 7.9.

“Pre-Closing Tax Return” has the meaning set forth in Section 7.1(a).

“Pro Rata Share” means, with respect to each Seller, the applicable percentage set forth on Exhibit C.

“Property Tax” has the meaning set forth in Section 7.2(b).

“Protest Letter” has the meaning set forth in Section 3.1(c).

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Releasees” has the meaning set forth in Section 6.12.

“Rent Adjustment Amount” means an amount equal to (i) the Companies’ monthly real estate expense (including base rent, CAM and real estate taxes) times a fraction equal to (A) the number of days from and after the Closing (which shall include the Closing Date) in the month in which Closing occurs over (b) the total days in the month in which Closing occurs.  Schedule 3.1(a) sets forth a representative calculation of the Rent Adjustment Amount.

“Replacement Plan” has the meaning set forth in Section 6.6(b).

“Reserve Holdback” has the meaning set forth in Section 3.11.

“Review Period” has the meaning set forth in Section 3.1(c).

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“Sales Information” has the meaning set forth in Section 5.2(d)(iii).

“Schedules” has the meaning set forth in Section 10.13.

“Securities Act” has the meaning set forth in Section 5.1(d).

“Seller Expense Amount” has the meaning set forth in Section 3.9.

“Seller Facilities” has the meaning set forth in Section 3.4.

“Seller Fundamental Representations” has the meaning set forth in Section 9.3(a).

“Seller Indemnified Persons” means the Sellers and their respective officers, directors, managers, stockholders, partners, members, employees, agents and Affiliates.

“Seller Lease Adjustment” has the meaning set forth in Section 3.6.

“Seller Representative” means FS Equity Partners V, L.P., in its capacity as representative of the Sellers.

“Sellers” has the meaning set forth in the preamble hereto.

“Selling Parties” has the meaning set forth in Section 10.15.

“Shares” has the meaning set forth in the recitals hereto.

“Short Lease Payments” has the meaning set forth in Section 3.6.

“Specified Leases” means the Leases identified on Schedule 6.7.

“Specified Lease Consents” has the meaning set forth in Section 6.7.

“Specified Lease Reimbursement Amount” has the meaning set forth in Section 6.7(c).

“Stock Option” means the options to purchase Common Stock granted pursuant to the Option Plan.

“Store Reduction Amount” has the meaning set forth in Section 3.5.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Tax” means any and all U.S. federal, state, local or foreign taxes or levies of any kind and any and all other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, license, payroll, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, employment, unemployment, wage, production, disability, occupation, real property, personal property, sales, use, transfer, registration,

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value added, alternative or add-on minimum, estimated, transaction, capital, capital gains, net worth, stamp, documentary, recapture, business license, business organization or other taxes or other charges imposed by or on behalf of or payable to any Tax authority, together with any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any of the foregoing (whether or not disputed).

“Tax Contest” has the meaning set forth in Section 7.5(a).

“Tax Indemnifying Party” has the meaning set forth in Section 7.5(a).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9.4(a).

“Third Party Intellectual Property Rights” has the meaning set forth in Section 5.2(o).

“Transaction Bonuses” means any bonuses payable by the Companies to any Company Employee as a result of the transactions contemplated by this Agreement.

“Transaction Expenses” means all outstanding fees and expenses of the Sellers and the Holding Company incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Contemplated Transactions and which have not been paid on or prior to the Closing Date, including any severance payments to Elaine Crowley that are payable as a result of the Contemplated Transactions.

“Transfer Taxes” has the meaning set forth in Section 7.4.

“Un-Finalized Excluded Liabilities” has the meaning set forth in Section 3.7.

“Un-Finalized Excluded Liabilities Escrow Amount” has the meaning set forth in Schedule 3.7.

“Vendor Agreements” has the meaning set forth in Section 5.2(f)(i)(A).

“WARN” has the meaning set forth in Section 6.6(a).

“Working Capital Target” means $(8,343,308) (negative eight million three hundred forty-three thousand three hundred and eight dollars).

(ii)           Interpretation.  Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)                                 Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

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(b)                                 If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(c)                                  A reference to a person, corporation, trust, estate, partnership, or other entity includes any of them.

(d)                                 The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  c

(e)                                  A reference to any agreement or document (including without limitation a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

(f)                                   A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.

(g)                                  A reference to a statute, regulation or other Law includes any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder in each case as of the date of this Agreement.

(h)                                 A reference to a writing includes a facsimile or email transmission of it.

(i)                                     The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. The word “including,” “include,” “includes” and all variations thereof shall mean “including, without limitation”.

(j)                                    The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(k)                                 The word “or” will have the inclusive meaning represented by the phrase “and/or”.

(l)                                     “Shall” and “will” have equal force and effect.

(m)                             Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable, on the date in question in Houston, Texas.

(n)                                 References to “$” or to “dollars” shall mean the lawful currency of the United States of America.

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(o)                                 No action shall be required of the Parties except on a Business Day and in the event an action is required on a day which is not a Business Day, such action shall be required to be performed on the next succeeding day which is a Business Day.  All references to “day” or “days” shall mean calendar days unless specified as a “Business Day.”  Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

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SCHEDULES

The following schedules have been omitted from the copy of this Stock Purchase Agreement filed with the Securities and Exchange Commission.  Mattress Firm Holding Corp. hereby agrees to furnish a copy of any omitted schedule to the Securities and Exchange Commission upon request therefor.

Schedule

2.3	Options
3.1(a)	Accounting Assumptions
3.4(a)	Seller Facilities
3.4(b)	New Store Locations
3.5	Store Closings
3.7	Excluded Liability Amount
3.8	Past Due Accounts Payable as of March 3, 2012
3.10	Divested Assets
3.11	Credit Card Reserve Holdbacks
5.1(c)	Noncontravention
5.1(d)	Title to Shares
5.2(a)(ii)	Capitalization
5.2(a)(iii)	Equity Related Agreements
5.2(c)	Entity Status
5.2(d)(ii)	Company Financial Statements
5.2(d)(iii)	Annual Net Sales
5.2(e)(i)	Assets
5.2(f)(i)	Material Contracts
5.2(f)(iii)	Defaults Under Material Contracts
5.2(g)(i)	Employees
5.2(g)(ii)	Compliance with Employment Laws
5.2(h)(ii)	List of Benefit Plans
5.2(h)(iv)	Benefit Plans/ERISA
5.2(h)(vi)	Acceleration of Benefits
5.2(h)(vii)	401(k) Plan
5.2(i)	Subsequent Events
5.2(j)	Liabilities
5.2(k)	Legal Proceedings
5.2(l)	Tax Matters
5.2(m)(ii)(A)	Subleases, Occupancy Agreements, Licenses and Concessions
5.2(m)(ii)(B)	Real Estate Consents
5.2(m)(iii)	Real Estate; Leases
5.2(m)(iv)	Former Leases
5.2(m)(v)	Contingent Leases
5.2(n)	Legal Compliance
5.2(o)	Intellectual Property
5.2(p)	Insurance
5.2(q)	Environmental Matters

5.2(r)	Immigration Matters
5.2(s)(i)	Bank Accounts
5.2(s)(ii)	Powers of Attorney
6.1	Operation in Ordinary Course of Business
6.7	Specified Lease Reimbursement Amount

Exhibit C	Sellers; Pro Rata Share; Distribution Allocation

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Exhibit B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of May [    ], 2012, by and among Mattress Firm, Inc., a Delaware corporation (“Buyer”), FS Equity Partners V, L.P., a Delaware limited partnership, not individually, but solely in its capacity as Seller Representative pursuant to the Stock Purchase Agreement (as defined below) acting on behalf of the Sellers (as defined below) (“Representative”), and JPMorgan Chase Bank, N.A. (“Escrow Agent”).  Buyer and Representative may be referred to herein individually as a “Party,” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Buyer and Representative are parties to that certain Stock Purchase Agreement, dated as of April 9, 2012, by and among Buyer and Representative, FS Affiliates V, L.P., Carlyle Mezzanine Partners, L.P., BlackRock Kelso Capital Corporation, AEA Mezzanine (Unleveraged) Fund LP, AEA Mezzanine Fund LP, AEA Mezzanine Funding LLC, AEA Mezzanine Funding B LLC, Michael Glazer, Elaine Crowley, Dan Younkman (each, a “Seller” and collectively, the “Sellers”), and FS Equity Partners V, L.P., in its capacity as Seller Representative (as the same may be amended or modified from time to time in accordance with its terms, the “Stock Purchase Agreement”), providing for, among other things, the acquisition by Buyer from the Sellers of 100% of the issued and outstanding capital stock of MGHC Holding Corporation, a Delaware corporation (the “Company”);

WHEREAS, pursuant to Section 10.14 of the Stock Purchase Agreement, Representative has been appointed by the Sellers to act as their representative in connection with certain transactions contemplated by and relating to the Stock Purchase Agreement;

WHEREAS, pursuant to Sections 4.6(b) and (c) of the Stock Purchase Agreement, at the closing of the transactions contemplated thereunder, Buyer will deposit with Escrow Agent an aggregate amount equal to $[            ] (the “Closing Escrow Amount”) and pursuant to Section 3.6 of the Stock Purchase Agreement, Buyer has agreed to make certain additional deposits with Escrow Agent from time to time (individually, a “Post-Closing Escrow Amount,” and collectively, the “Post-Closing Escrow Amounts,” and collectively with the Closing Escrow Amount, the “Escrow Amount”), which shall provide a source of funds during the term of this Agreement for the purpose of satisfying any claims for net working capital and other purchase price adjustments in favor of the Buyer and indemnification of the Buyer Indemnified Persons (as defined in the Stock Purchase Agreement) pursuant to Article IX of the Stock Purchase Agreement;

WHEREAS, Representative’s agreement to execute and deliver this Agreement at the closing of the transactions contemplated by the Stock Purchase Agreement is a material inducement to Buyer’s execution and delivery of the Stock Purchase Agreement and its consummation of the transactions contemplated thereby; and

WHEREAS, Buyer and Representative desire to appoint Escrow Agent as the escrow agent, and Escrow Agent desires to accept such appointment, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Escrow Agent and the Parties hereby agree as follows:

1.             Appointment of and Acceptance by Escrow Agent.  Buyer and Representative hereby appoint and designate Escrow Agent to acquire the Escrow Amount and maintain possession of the

Escrow Funds (as defined below) and to act as escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment and designation under the terms and conditions set forth herein.

2.             Escrow Deposit.  Buyer shall (a) upon the execution and delivery of this Agreement, deposit with Escrow Agent, by wire transfer of immediately available funds, the Closing Escrow Amount to be held by Escrow Agent pursuant to the terms of this Agreement, and (b) from time to time pursuant to Section 3.6 of the Stock Purchase Agreement, deposit with Escrow Agent, by wire transfer of immediately available funds, a Post-Closing Escrow Amount to be held by Escrow Agent pursuant to the terms of this Agreement.  Buyer shall notify Escrow Agent in writing (with a copy thereof concurrently to Representative) of any deposit made that comprises a Post-Closing Escrow Amount.  The Escrow Amount, together with all products and proceeds thereof (including all interest, gains and other income earned with respect thereto), shall be known collectively as the “Escrow Funds.”  Escrow Agent shall not disburse or release the Escrow Funds except in accordance with the express terms and conditions of this Agreement.

3.             Escrow Accounts.  Except with respect to Tax Distributions (as defined in Section 8(d) below), the Escrow Funds shall be deposited into three separate escrow accounts to be maintained in accordance with the terms of this Agreement.  Of the Escrow Funds, (a) $2,000,000, all Post-Closing Escrow Amounts and all interest, gains and other income earned with respect thereto (collectively, the “General Escrow Funds”) shall be deposited in one escrow account (the “General Escrow Account”), (b) $[       ] and all interest, gains and other income earned with respect thereto (collectively, the “Un-Finalized Excluded Liabilities Funds”) shall be deposited in one escrow account (the “Un-Finalized Excluded Liabilities Escrow Account”), and (c) $[        ] and all interest, gains and other income earned with respect thereto (collectively, the “Specified Lease Reimbursement Funds”) shall be deposited in one escrow account (the “Specified Lease Reimbursement Escrow Account” and, together with the General Escrow Account and the Un-Finalized Excluded Liabilities Escrow Account, the “Escrow Accounts”).

4.             Investment of the Escrow Funds.

(a)           During the term of this Agreement, the Escrow Funds in each Escrow Account shall be invested in one or more Cash Compensation Accounts (“Cash Compensation Accounts”) or successor or similar investments offered by Escrow Agent, unless otherwise jointly instructed in writing by Buyer and Representative.  The Cash Compensation Accounts have rates of compensation that may vary from time to time based upon market conditions.  Instructions to make any other investment (“Alternative Investment”) must be in writing jointly executed by the Parties and shall specify the type and identity of the investments to be purchased and/or sold.  Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.  Escrow Agent or any of its affiliates may receive reasonable compensation with respect to any Alternative Investment directed hereunder, including charging any applicable reasonable and customary agency fee in connection with each transaction.  The Parties recognize and agree that Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Accounts or the purchase, sale, retention or other disposition of any investment described herein.  Market values, exchange rates and other valuation information (including market value, current value or notional value) of any Alternative Investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties.  Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment.

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(b)           Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever Escrow Agent shall be required to distribute the Escrow Funds pursuant to the terms of this Agreement or as otherwise contemplated in this Agreement.  Escrow Agent shall not be liable for failure to invest or reinvest funds.  Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or, in the case of an Alternative Investment, for the failure of the Parties to give Escrow Agent instructions to invest or reinvest the Escrow Funds.

(c)           Receipt, investment, reinvestment and disbursement of the Escrow Funds shall be confirmed by Escrow Agent monthly by account statements provided to Buyer and Representative.  No other accounting or special reporting shall be prepared by the Escrow Agent.

5.             Release of Escrow Funds.  Escrow Agent shall hold the Escrow Funds in accordance with this Agreement and administer the Escrow Funds as follows:

(a)           Buyer may on its own behalf or on behalf of any other Buyer Indemnified Person (as defined in the Stock Purchase Agreement):

(i)            assert a claim for a payment pursuant to Article IX of the Stock Purchase Agreement (a “General Claim”) by complying in all respects with the applicable provisions of the Stock Purchase Agreement and by giving written notice of such General Claim to Escrow Agent, at any time prior to 5:00 p.m., Central Time, on [        ], 2013(1) (the “General Escrow Deadline”); or

(ii)           assert a claim for a payment pursuant to Section 3.3(a), Section 3.6 or Section 3.8 of the Stock Purchase Agreement (each, an “Adjustment Claim”) by complying in all respects with the applicable provisions of the Stock Purchase Agreement and by giving written notice of such Adjustment Claim to Escrow Agent, at any time prior to 5:00 p.m., Central Time, on the General Escrow Deadline,

requesting payment from the General Escrow Funds (each, a “General Claim Notice”), with a copy thereof concurrently to Representative, describing the General Claim or the Adjustment Claim, as applicable, the amount thereof and including payment instructions.

(b)           Buyer may assert a claim for payment pursuant to Section 9.5 of the Stock Purchase Agreement in respect of any Un-Finalized Excluded Liability (each, an “Un-Finalized Excluded Liability Claim”) by complying in all respects with the applicable provisions of the Stock Purchase Agreement and by giving written notice of such Un-Finalized Excluded Liability Claim to Escrow Agent, at any time prior to 5:00 p.m., Central Time, on [      ], 2014(2) (the “Un-Finalized Excluded Liability Escrow Deadline”) requesting payment from the Un-Finalized Excluded Liabilities Funds (each, a “Un-Finalized Excluded Liability Claim Notice”), with a copy thereof concurrently to Representative, describing the Un-Finalized Excluded Liability Claim, the amount thereof and including payment instructions.

(c)           Buyer may assert a claim for payment pursuant to Section 6.7 of the Stock Purchase Agreement in respect of any Specified Lease (each, a “Specified Lease Claim”) by

(1)  Eighteen months after the Closing Date.

(2)  Two years after the Closing Date.

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complying in all respects with the applicable provisions of the Stock Purchase Agreement and by giving written notice of such Specified Lease Claim to Escrow Agent, at any time prior to 5:00 p.m., Central Time, on [      ], 2013(3) (the “Specified Lease Escrow Deadline”) requesting payment from the Specified Lease Reimbursement Funds (each, a “Specified Lease Claim Notice” and, together with the General Claim Notices and the Un-Finalized Excluded Liability Claim Notices, the “Claim Notices” and each, a “Claim Notice”), with a copy thereof concurrently to Representative, describing the Specified Lease Claim, the amount thereof and including payment instructions.

(d)           Concurrently with the delivery of any Claim Notice, Buyer shall also deliver to Escrow Agent written proof of delivery to Representative of a copy of any Claim Notice (which proof may consist of a fax confirmation receipt), stating the date on which such copy of the Claim Notice was delivered to Representative.  Notwithstanding anything to the contrary contained in this Section 5, Escrow Agent may assume that any Claim Notice to be delivered to Escrow Agent and Representative has been received by Representative on the date it has been received by Escrow Agent, but Escrow Agent need not inquire or verify such receipt.

(e)           Representative may, prior to 5:00 p.m., Central Time, on the 20th Business Day (hereinafter defined) after the delivery date stated in the written proof of delivery referenced in Section 5(d) (“Dispute Period”), deliver to Buyer and Escrow Agent a response (“Dispute Notice”), in which Representative may either (i) dispute that Buyer is entitled to receive a portion of the amount claimed in the Claim Notice, specifying in reasonable detail the nature and basis of Representative’s objection to payment of the full amount claimed by Buyer (in which case, Escrow Agent shall promptly pay the undisputed amount to Buyer from the Escrow Funds) or (ii) dispute that Buyer is entitled to receive any of the amount claimed in the Claim Notice, specifying in reasonable detail the nature and basis of Representative’s objection to payment of the full amount claimed by Buyer; provided, however, that, if Representative shall fail to deliver either of the responses described in clauses (i) or (ii) of this Section 5(e) prior to the end of the Dispute Period, Representative will be deemed to have agreed that Buyer is entitled to receive all amounts claimed in the Claim Notice.  In such event, Buyer will send notice of such failure to Escrow Agent (with concurrent delivery of a copy thereof to Representative), and upon receipt of such written notice, Escrow Agent shall promptly pay such full amount to Buyer from the Escrow Funds, subject to Section 5.

(f)            If Escrow Agent receives a Dispute Notice prior to the end of the Dispute Period, the amount objected to shall be held by Escrow Agent and not released from the applicable Escrow Account except in accordance with (i) joint written instructions executed by both Buyer and Representative setting forth instructions to Escrow Agent as to the payment of all or any portion of the applicable Escrow Funds, or (ii) a certified copy of a final, binding and non-appealable judgment or order of a court of competent jurisdiction that decided the underlying claim with respect to such amount (with concurrent delivery of a copy thereof to the other Party) setting forth instructions to Escrow Agent as to the payment of all or any portion of the Escrow Funds (an “Order”), accompanied by written notice from either Buyer or Representative, and Escrow Agent shall thereupon pay the amount of Escrow Funds (to the extent of the applicable Escrow Funds then held by Escrow Agent) in accordance with such instructions or Order.  Escrow Agent shall not be obligated to confirm the validity of any Order or the final or non-appealable nature thereof, its only obligation being to rely in good faith on such Order delivered to Escrow Agent pursuant to the terms hereof.

(3)  One year after the Closing Date.

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(g)           At any time, the Parties may, by joint written instructions, instruct Escrow Agent as to the payment of all or any portion of the Escrow Funds.

(h)           In no event shall the aggregate amounts distributed pursuant to Un-Finalized Excluded Liability Claim Notices exceed the aggregate Un-Finalized Excluded Liabilities Funds, and in no event shall the aggregate amounts distributed pursuant to Specified Lease Claim Notices exceed the aggregate Specified Lease Reimbursement Funds; provided, that in the event any distribution is made by the Escrow Agent in violation of the foregoing and the amount of such distribution was set forth in a Claim Notice or Order, the Escrow Agent shall have no liability to either Buyer, Representative or any Seller.

(i)            Promptly following the execution (and, if applicable, entry into judgment) of final settlement agreements in respect of all Un-Finalized Excluded Liabilities, the Parties shall jointly instruct the Escrow Agent to release (i) the agreed upon settlement payments to Buyer for distribution to the recipients thereof and (ii) all remaining Un-Finalized Excluded Liabilities Funds then held by Escrow Agent to Representative by wire transfer of immediately available funds to the account(s) designated by Buyer and Representative, respectively.

6.             Disposition and Termination.  With respect to the amounts payable under this Section 6, Escrow Agent shall be entitled to request and receive joint written instructions from the Parties regarding the amount deliverable to Representative prior to delivery to Representative of such amount, and, if requested by Escrow Agent, the Parties agree to cooperate in all reasonable respects to deliver such joint written instructions.  Subject to the provisions of Section 5 and Section 8(b) hereof:

(a)           On the first Business Day immediately following [      ], 2013(4) (the “First Release Date”), Escrow Agent shall disburse (i) $1,000,000 of the General Escrow Funds then held by it less the aggregate amount of all pending but unresolved General Claims and Adjustment Claims (which amount shall be reserved and withheld from the applicable automatic release on account of such unresolved claims and shall be released in accordance with Section 6(d)), and (ii) the Specified Lease Reimbursement Funds then held by it less the aggregate amount of all pending but unresolved Specified Lease Claims (which amount shall be reserved and withheld from the applicable automatic release on account of such unresolved claims and shall be released in accordance with Section 6(d)), to the Sellers by wire transfer of immediately available funds to the accounts designated by Representative in accordance with the distribution allocation for such Seller set forth on Schedule C attached hereto and to Buyer on behalf and for the benefit of the Optionholders (as defined in the Stock Purchase Agreement) in accordance with the distribution allocation for such Optionholders set forth on Schedule C attached hereto;

(b)           On the first Business Day immediately following the General Escrow Deadline, Escrow Agent shall disburse the excess, if any, of (i) the General Escrow Funds then held by it, over (ii) the aggregate amount of all pending but unresolved General Claims and Adjustment Claims (which amount shall be reserved and withheld from the applicable automatic release on account of such unresolved claims and shall be released in accordance with Section 6(d)), to the Sellers by wire transfer of immediately available funds to the accounts designated by Representative in accordance with the distribution allocation for such Seller set forth on Schedule C attached hereto and to Buyer on behalf and for the benefit of the Optionholders in accordance with the distribution allocation for such Optionholders set forth on Schedule C attached hereto;

(4)  One year after the Closing Date.

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(c)           If the Un-Finalized Excluded Liabilities Funds have not theretofore been released pursuant to Section 5(i), on the first Business Day immediately following [      ], 2014(5), Escrow Agent shall disburse the excess, if any, of (i) all of the Un-Finalized Excluded Liabilities Funds then held by it, over (ii) the aggregate amount of all pending but unresolved Un-Finalized Excluded Liability Claims (which amount shall be reserved and withheld from the applicable automatic release on account of such unresolved claims and shall be released in accordance with Section 6(d)), to the Sellers by wire transfer of immediately available funds to the account(s) designated by Representative in accordance with the distribution allocation for such Seller set forth on Schedule C attached hereto and to Buyer on behalf and for the benefit of the Optionholders in accordance with the distribution allocation for such Optionholders set forth on Schedule C attached hereto;

(d)           Any Escrow Funds remaining in the Escrow Accounts after the distributions in accordance with Sections 6(a) through 6(c) (inclusive) shall continue to be held by Escrow Agent and not released from the Escrow Accounts except in accordance with (i) joint written instructions executed by both Buyer and Representative setting forth instructions to Escrow Agent as to the payment of all or any portion of the remaining Escrow Funds or (ii) a certified copy of an Order, accompanied by a written notice from either Buyer or Representative (with concurrent delivery of a copy thereof to the other Party), in both of which cases, Escrow Agent shall thereupon pay the applicable amount of the Escrow Funds in accordance with such instructions or Order; and

(e)           Upon delivery of the full amount of the Escrow Funds by Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 9 hereof.

7.             Escrow Agent’s Rights and Responsibilities.  Escrow Agent agrees to hold the Escrow Funds and to perform its obligations in accordance with the terms and provisions of this Agreement.  The Parties agree that Escrow Agent shall not assume any responsibility for the failure of the Parties to perform in accordance with the Stock Purchase Agreement or this Agreement.  The acceptance by Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions, which the Parties agree shall govern and control with respect to Escrow Agent’s rights, duties and liabilities hereunder:

(a)           Documents.  Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which Escrow Agent in good faith believes to be genuine and what it purports to be.  Should it be necessary for Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, partnership, fiduciary or individual acting on behalf of a Party hereto, it shall not be necessary for Escrow Agent to inquire into such corporation’s, partnership’s, fiduciary’s or individual’s authority; provided that Escrow Agent believes in good faith that the authority of such entity or individual is genuine.  Escrow Agent is also relieved from the necessity of satisfying itself as to the authority of the persons executing this Agreement in a representative capacity on behalf of any of the Parties.  The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Funds, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with

(5)  Two years after the Closing Date.

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Section 25 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder.

(b)           Liability.  Escrow Agent shall not be liable for action taken, suffered or omitted to be taken in good faith, except to the extent that a final adjudication of a court of competent jurisdiction determines that Escrow Agent’s gross negligence, bad faith, willful misconduct or fraud was the cause of any loss to either Party. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.  Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied.  In the event that Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given joint written instructions executed by an Authorized Representative (as defined below) of each of Buyer and Representative, which eliminate such ambiguity or uncertainty to the satisfaction of Escrow Agent or by an Order.  The Parties agree to pursue any redress or recourse in connection with any dispute between them without making Escrow Agent a party to the same.  Anything in this Agreement to the contrary notwithstanding, in no event shall Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c)           Legal Counsel.  Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or its duties hereunder, and, except as provided in Section 7(b) hereof, it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel.

(d)           Limitation of Duties.  Escrow Agent shall have no duties except those which are expressly set forth herein and it shall not be bound by any agreement of the Parties (whether or not it has any knowledge thereof) other than this Agreement.

(e)           Resignation or Termination of Escrow Agent.  Escrow Agent shall have the right to resign at any time by giving 30 days’ advance written notice of such resignation to the Parties, and the Parties shall have the right to terminate the services of Escrow Agent hereunder at any time by giving 30 days’ advance written notice (with such written notice being signed by Buyer and Representative) of such termination to Escrow Agent, in each case specifying the effective date of such resignation or termination.  Within five Business Days after receiving or delivering such notice, as the case may be, the Parties agree to appoint a successor Escrow Agent to which Escrow Agent shall disburse the Escrow Funds then held hereunder.  If a successor Escrow Agent has not been appointed and has not accepted such appointment by the end of such 30-day period, Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent, and the costs, expenses and reasonable attorneys’ fees which are incurred in connection with any such proceeding shall be shared equally by Buyer, on the one hand, and Representative, on the other hand.  Except as otherwise agreed to in writing by the Parties, no Escrow Funds shall be released from the Escrow Accounts unless and until a successor Escrow Agent has been appointed in accordance with this Section 7(e) or in accordance with the

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directions of an Order, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 9.

(f)            Discharge of Escrow Agent.  Upon disbursement of all of the Escrow Funds pursuant to the terms of Sections 5 and 6 above or delivery thereof to a successor escrow agent in accordance with this Agreement, Escrow Agent shall thereafter be discharged from any further obligations hereunder, except pursuant to Section 7(b).  Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all final, non-appealable judgments, orders and decrees of any court of competent jurisdiction that may be filed, entered or issued, and all final arbitration awards and, if it shall so comply or obey, it shall not be liable to any other person or entity by reason of such compliance or obedience.

8.             Income Tax Allocation and Reporting; Tax Distributions.

(a)           The Parties agree that for U.S. federal and all applicable state tax purposes the Escrow Amount deposited by Buyer with Escrow Agent pursuant to this Agreement shall be treated as property of Buyer and shall not be treated as having been paid to the Sellers.  The Parties further agree that all income earned from the investment of the Escrow Funds shall be allocated to the Sellers, in accordance with their respective interest distribution allocation in Schedule C attached hereto or such other distribution allocation delivered to the Escrow Agent by Representative from time to time.  Based upon Schedule C attached hereto, Escrow Agent shall report to the Internal Revenue Service (“IRS”), or any other taxing authority, as of each calendar year-end on IRS Form 1099 or 1042-S (or other appropriate form), all income earned from the investment of the Escrow Funds for the account of the Sellers (whether or not such income has been distributed during such year), as and to the extent required under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder, as amended.  For the avoidance of doubt, in no event shall the income earned from the investment of the Escrow Funds be reported as earned for the account of Buyer.

(b)           As an agreement with which Escrow Agent need not be concerned with respect to the underlying transaction, (i) at the time any amounts are distributed by Escrow Agent to the Sellers or Buyer (except for amounts attributable to income earned from the investment of the Escrow Funds), Representative and Buyer shall jointly prepare a detailed schedule indicating the allocation of the disbursement amount from the Escrow Amount between (1) principal, (2) imputed interest to be reported on IRS Form 1099-INT, (3) Original Issue Discount (“OID”) to be reported on IRS Form 1099-OID, and/or (4) the portion of the Escrow Amount delivered to Buyer, along with the relevant payee tax information, documentation, and proportionate interest thereof, and (ii) based upon the schedule so prepared, Buyer shall issue Form(s) 1099 to the Sellers reflecting such imputed interest and/or OID set forth on such schedule.

(c)           The Parties agree with Escrow Agent that no withholding under Section 1445 of the Code is required in connection with the underlying transaction because each Seller (i) is not a nonresident alien for purposes of U.S. federal income taxation, (ii) is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Treasury regulations promulgated thereunder), and (iii) is not a disregarded entity as defined in Treasury regulations Section 1.1445-2(b)(2)(iii).

(d)           Any taxes payable on income earned from the investment of the Escrow Funds shall be paid by the Sellers, as and to the extent required under the provisions of the Code and its regulations, whether or not the income was disbursed by Escrow Agent during any particular

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year.  In order to permit the Sellers to satisfy their tax obligations attributable to the taxable income and gain earned from the investment of the Escrow Funds, 10 days after the end of each calendar quarter (a “Quarter”) during which any Escrow Funds are on balance in the Escrow Accounts, Escrow Agent shall distribute to the Sellers an amount equal to 45% of all income earned on the investment of the Escrow Funds during such Quarter (the “Tax Distribution”).  Unless directed otherwise by the Parties, Escrow Agent shall release the Tax Distribution to the Sellers even after Escrow Agent’s receipt of a Dispute Notice.

(e)           Escrow Agent shall have no responsibility for the preparation or filing of any tax or information return with respect to any transaction, whether or not related to this Agreement (or a related agreement), that occurs outside the escrow created by this Agreement.

(f)            Buyer and Representative shall each furnish Escrow Agent with an IRS Form W-8 or IRS Form W-9, as applicable, and Representative shall deliver or cause to be delivered to Escrow Agent a properly completed Form W-9 from each Seller.

(g)           Except as otherwise required by applicable law, neither any Seller, any Party nor Escrow Agent shall take any position for U.S. federal or applicable state income tax purposes that is inconsistent with the provisions of this Section 8.

9.             Indemnification.  The Parties shall jointly and severally indemnify and defend Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (“Indemnities”) from and to hold them harmless against any losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs, and reasonable expenses (including reasonable attorneys’ fees and expenses) (other than the normal administrative and other costs associated with acting as an escrow agent, for which Escrow Agent shall be compensated in accordance with Section 10) (collectively “Losses”) arising out of or in connection with (i) Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, or (ii) Escrow Agent’s following any instructions or directions in accordance with the terms of this Agreement, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been caused by the bad faith, fraud, gross negligence or willful misconduct of such Indemnitee.  The indemnity obligations set forth in this Section 9 shall survive the resignation, replacement or removal of Escrow Agent or the termination of this Agreement.

10.          Escrow Costs.  Escrow Agent shall be paid reasonable fees for the services to be rendered hereunder, which fees are set forth on Schedule A attached hereto.  Escrow Agent shall be reimbursed for its reasonable costs and expenses incurred in connection with maintaining the Escrow Accounts hereunder.  Buyer will pay 50% of such fees and expenses referenced in this Section 10, and the other 50% of such fees and expenses will be paid by Representative (on behalf of the Sellers and the Optionholders).

11.          Limitations on Rights to Escrow Funds.  Neither of the Parties shall have any right, title or interest in or to, or possession of, the Escrow Funds and therefore shall not have the ability to pledge, convey, hypothecate or grant as security all or any portion of the Escrow Funds, unless and until such Escrow Funds have been disbursed pursuant to Sections 5 or 6 above.  Accordingly, Escrow Agent shall be in sole possession of the Escrow Funds and shall not act as custodian of the Parties under this Agreement for the purposes of perfecting a security interest therein, and no creditor of any of the Parties shall have any right to have or to hold or otherwise attach or seize all or any portion of the Escrow Funds

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as collateral for any obligation and shall not be able to obtain a security interest in any of the Escrow Funds unless and until such Escrow Funds have been released pursuant to Sections 5 or 6 above.

12.          Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and, except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including funds transfer instructions (all of which shall be specifically governed by Section 25 below), shall be executed by an Authorized Representative and shall be deemed to have been duly given upon actual receipt by the Party to whom addressed (i) if personally delivered or (ii) sent by overnight courier (providing proof of delivery) or via facsimile (with delivery confirmation), to the other Party at the following addresses (or at such other address as shall be given in writing by any Party to the other):

To Buyer:	Mattress Firm, Inc. 5815 Gulf Freeway Houston, Texas 77023 Attention: Jim R. Black, Chief Financial Officer Facsimile No.: 713-921-4053 Email: Jim.Black@mattressfirm.com

with a copy (which shall not constitute notice) to:	Fulbright & Jaworski L.L.P. 1301 McKinney, Suite 5100 Houston, Texas 77010 Attention: Gene G. Lewis Facsimile No.: 713-651-5246 Email: glewis@fulbright.com

To Representative:	FS Equity Partners V, L.P. 11100 Santa Monica Blvd., Suite 1900 Los Angeles, CA 90025 Attention: Jon D. Ralph Facsimile No.: (310) 444-1870 Email: JRalph@freemanspogli.com

with a copy (which shall not constitute notice) to:	Bingham McCutchen, LLP 355 South Grand Avenue Los Angeles, California 90071 Attention: Cynthia M. Dunnett Telecopier: (213) 680-6499 Email: cynthia.dunnett@bingham.com

To Escrow Agent:	JPMorgan Chase Bank, N.A. 712 Main Street, 5th Floor South Houston, Texas 77002 Attn: Susie Becvar, Escrow Services

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Tel: (713) 216-1691
Fax: (713) 216-6927

Notwithstanding the above, in the case of communications delivered to Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of Escrow Agent or any employee of Escrow Agent who reports directly to any such officer at the above-referenced office.  In the event that Escrow Agent, in its sole discretion, shall determine that an emergency exists, Escrow Agent may use such other means of communication as Escrow Agent deems appropriate.  Any party hereto may change the address to which notices, requests, claims, and other communications hereunder are to be delivered by giving the other parties hereto prior written notice thereof in the manner herein set forth in this Section 12.

13.                               Entire Agreement; Amendments.  This Agreement contains the entire understanding of the Parties, on the one hand, and Escrow Agent, on the other hand, with respect to the subject matter hereof and supersedes any prior understandings or agreements by or between the Parties, on the one hand, and Escrow Agent, on the other hand, whether written or oral, that may have related to the subject matter hereof in any way.  This Agreement may be amended, or any provision of this Agreement may be waived, so long as such amendment or waiver is set forth in a writing executed by each of the Parties and Escrow Agent.  No course of dealing between the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement.  Notwithstanding anything in this Agreement to the contrary, as between the Parties, if there is an inconsistency between the provisions of this Agreement and the provisions of the Stock Purchase Agreement, the provisions of the Stock Purchase Agreement will control.

14.                               Assigns and Assignment.  This Agreement may not be assigned without the prior consent of Escrow Agent and each of the Parties, but all actions taken hereunder shall inure to the benefit of and shall be binding upon the Parties and Escrow Agent and upon all of their respective successors and assigns; provided, however, that Escrow Agent shall not be permitted to assign its obligations hereunder except as provided in Section 7(e) hereof and except to any entity into which Escrow Agent may be merged or consolidated or to any entity to whom Escrow Agent may transfer all or substantially all of its escrow business as long as such entity assumes in writing all of the obligations of Escrow Agent hereunder.

15.                               Withholding.  Notwithstanding any provision to the contrary herein, Escrow Agent shall be entitled to deduct and withhold from any disbursements of Escrow Funds hereunder such amounts as may be required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign tax law or under any other applicable legal requirement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Party in respect of which Escrow Agent made such withholding or deduction.

16.                               No Other Third Party Beneficiaries.  Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any party other than Escrow Agent, the Parties, the Sellers, the Optionholders and their permitted assigns any rights or remedies under or by reason of this Agreement.

17.                               Interpretation.  The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

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18.                               No Waiver.  No waiver by any party hereto of any default by any other party hereto in the performance of any provision, condition, or requirement herein shall be deemed to be a waiver of, or in any manner release the defaulting party from, performance of any other provision, condition, or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the defaulting party from future performance of the same provision, condition, or requirement.  Any delay or omission of any party hereto to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter.  The failure of any party hereto to perform its obligations hereunder shall not release the other parties hereto from the performance of such obligations.

19.                               Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the enforceability of the offending term or provision in any other situation or in any other jurisdiction.

20.                               No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any party hereto.  The term “including” as used herein shall be by way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.

21.                               Disbursements on Non-Business Days.  In the event that a disbursement of Escrow Funds hereunder is required to be made on a date that is not a Business Day, such release may be made on the next succeeding Business Day with the same force and effect as if made when required.  “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Houston, Texas are authorized or required by law to close.

22.                               Governing Law.  The legal relations between the Parties, on the one hand, and Escrow Agent, on the other hand, with respect hereto shall be governed by and construed in accordance with the domestic laws of the State of New York without regard or giving effect to any choice or conflict of law provision or rule (whether of such state or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than such state.  Escrow Agent and the Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising under this Agreement that involves Escrow Agent, on the one hand, and either or both of the Parties, on the other hand.

23.                               Choice of Forum.  Any dispute, controversy, claim, or action arising out of or relating to this Agreement involving Escrow Agent, on the one hand, and either or both of the Parties, on the other hand, each as amended from time to time, including regarding the validity or effect of this Agreement or the performance, breach, validity, interpretation, application, or termination hereof, shall be brought in the federal or state courts located in the City of Houston, State of Texas.  With respect to all such disputes, controversies, claims, or actions arising out of or relating to this Agreement involving Escrow Agent, on the one hand, and either or both of the Parties, on the other hand, each of the Parties and Escrow Agent (a) irrevocably submits to the exclusive jurisdiction of each such court in any such dispute, controversy, claim, or action, (b) waives any objection it may now or hereafter have to venue or to an inconvenient forum, (c) agrees that all such disputes, controversies, claims, and Actions shall be heard and determined only in such courts, and (d) agrees not to bring any dispute, controversy, claim, or action arising out of or relating to this Agreement or any documents contemplated hereby in any other court.  To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity

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from suit, execution, attachment (before or after judgment) or other legal process, such Party shall not claim, and hereby irrevocably waives, such immunity.

24.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether otherwise transmitted via electronic transmission), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and Escrow Agent and may be used in lieu of an original Agreement for all purposes.  Signatures of the Parties and Escrow Agent transmitted by facsimile or other electronic transmission shall be deemed to be original signatures for all purposes.  Minor variations in the form of signature pages of this Agreement, including footers from earlier versions of this Agreement, shall be disregarded in determining a intent of a Party or Escrow Agent or the effectiveness of such signature.

25.                               Security Procedures.  Notwithstanding anything to the contrary set forth in Section 12, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Sections 5 or 6 of this Agreement, may be given to Escrow Agent only by confirmed facsimile and no instruction for or related to the transfer or distribution of the Escrow Funds, or any portion thereof, shall be deemed delivered and effective unless Escrow Agent actually shall have received such instruction by facsimile at the number provided to the Parties by Escrow Agent in accordance with Section 12 and as further evidenced by a confirmed transmittal to that number.

(a)                                  In the event funds transfer instructions are so received by Escrow Agent by facsimile, which has been executed by the appropriate Party or Parties as evidenced by the signature of the person or persons executing this Agreement or one of their designated  persons set forth in Schedule B (each an “Authorized Representative”), Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on such Schedule B hereto, and Escrow Agent may rely upon the confirmation of anyone purporting to be an Authorized Representative.  A Party may change its respective persons and telephone numbers for call-backs only in a writing actually received and acknowledged by Escrow Agent. Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the relevant Party to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank.  Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.  No funds will be disbursed until an Authorized Representative is able to confirm such instructions by telephone callback.

(b)                                 Buyer acknowledges that Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Buyer or to Buyer on behalf of and for the benefit of the Optionholders under this Agreement without a verifying call-back as set forth in Section 25(a) above:

Buyer’s Bank account information:	Bank name:
Bank address:

13

ABA number:

Account name:
Account number:

Representative acknowledges that Escrow Agent is authorized to use the funds transfer instructions indicated in Schedule C to disburse any funds due to Sellers under this Agreement without a verifying call-back as set forth in Section 25(a) above, unless instructed otherwise by the Representative.

(c)                                  In addition to their respective funds transfer instructions as set forth in Section 25(b) above, the Parties acknowledge that repetitive funds transfer instructions may be given to Escrow Agent for one or more beneficiaries where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”).  Accordingly, the Parties shall deliver to Escrow Agent such specific Standing Settlement Instructions only for each respective beneficiary, by facsimile in accordance with this Section 25.  Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary.  Escrow Agent and the Parties agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of the Parties, without requiring a verifying callback, whether or not authorized, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for that beneficiary.

(d)                                 The Parties acknowledge that the security procedures set forth in this Section 25 are commercially reasonable.

26.                               Compliance with Court Orders.  In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

27.                               Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and Escrow Agent’s identity verification procedures require Escrow Agent to obtain information which may be used to confirm the Parties’ identities including name, address and organizational documents (“identifying information”). The Parties agree to provide Escrow Agent with and consent to Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by Escrow Agent.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.

BUYER:

MATTRESS FIRM, INC.

By:
Name:
Title:

REPRESENTATIVE:

FS EQUITY PARTNERS V, L.P.

By:
Name:
Title:
(solely in its capacity as Seller
Representative)

ESCROW AGENT:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

Signature Page to

Escrow Agreement

Schedule A

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee	Waived

Encompassing review, negotiation and execution of governing documentation, opening of the accounts, and completion of all due diligence documentation.  Payable upon closing.

Annual Administration Fee	$2,500.00

The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction.  Payable upon closing and annually in advance thereafter, without pro-ration for partial years.

Extraordinary Services and Out-of Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank’s then standard rate.  Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. The Custodian may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees, agency or trade execution fees and other charges, including those levied by any governmental authority.

Disclosure & Assumptions

•                                     Please note that any proposed fees quoted herein are indicative and not intended to be binding or to form an agreement between ourselves. This fee quote is subject to a review of the transaction documents and completion of an internal due diligence review. JPMorgan reserves the right to revise, modify, change and supplement the fees quoted herein.  All fee arrangements are subject to a definitive and binding agreement between parties.

•                                     The escrow deposit shall be continuously invested in JPMorgan Chase Bank money market deposit accounts (“MMDA”) or a JPMorgan Chase Bank Cash Compensation accounts. MMDA and Cash Compensation Accounts have rates of compensation that may vary from time to time based upon market conditions.  The Annual Administration Fee would include a supplemental charge up to 25 basis points on the escrow deposit amount if another investment option were to be chosen.

Schedule A to

Escrow Agreement

•                                     The Parties acknowledge and agree that they are permitted by U.S. law to make up to six (6) pre-authorized withdrawals or telephonic transfers from an MMDA per calendar month or statement cycle or similar period.  If the MMDA can be accessed by checks, drafts, bills of exchange, notes and other financial instruments (“Items”), then no more than three (3) of these six (6) transfers may be made by an Item.  Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from a money market deposit account.

•                                     Payment of the invoice is due upon receipt.

Compliance

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account.  We may ask for information that will enable us to meet such requirements.

Schedule B

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give Instructions and confirm Funds Transfer Instructions

If from Buyer:

Name	Telephone Number	Signature

1. Steve Stagner	713-923-1090

2. Jim Black	713-651-2083

If from Representative:

Name	Telephone Number	Signature

1. Jon D. Ralph

All instructions, including but not limited to funds transfer instructions must include the signature of the Authorized Representative authorizing said funds transfer on behalf of each Party.

Schedule B to

Escrow Agreement

Schedule C

Distribution Allocations for Sellers, Optionholders and Wiring Instructions

[To be provided]

Schedule C to

Escrow Agreement